EXHIBIT 4.7

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[*****]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO AFFIMED IF DISCLOSED.

EXECUTION VERSION

COLLABORATION AGREEMENT

This COLLABORATION AGREEMENT (this “Agreement”), made as of November 1, 2022 (the “Effective Date”), is by and between AFFIMED GMBH, a German corporation (“Affimed”), having a primary place of business at Im Neuenheimer Feld 582, 69120 Heidelberg, Germany, and ARTIVA BIOTHERAPEUTICS, INC., a Delaware corporation (“Artiva”), having a primary place of business at 5505 Morehouse Drive, Suite 100, San Diego, CA 92121, USA. Affimed and Artiva are each referred to herein individually as a “Party” and collectively the “Parties”.

RECITALS

WHEREAS, Affimed owns or controls the Affimed Product (as defined below), and is developing the Affimed Product for the treatment of certain tumor types;

WHEREAS, Artiva owns or controls the Artiva Product (as defined below), and is developing the Artiva Product for the treatment of certain tumor types;

WHEREAS, Affimed and Artiva entered into that certain Strategic Collaboration Agreement, dated as of November 5, 2020, and as amended on October 18, 2021 (the “Prior Collaboration Agreement”), pursuant to which the Parties conducted preclinical evaluation of certain combination therapies comprising Affimed’s proprietary drug candidates and the Artiva Product;

WHEREAS, Affimed and Artiva desire to further collaborate to develop a combination therapy comprising the Affimed Product and the Artiva Product and to facilitate commercialization of the Affimed Product and the Artiva Product by the respective Party for use as part of such combination therapy, as more fully described herein.

NOW, THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, mutually agree as follows:

1.	DEFINITIONS.

As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1“Accounting Standards” means the United States Generally Accepted Accounting Principles, consistently applied throughout the organization of a Party, person, corporation, partnership or other entity.

1.2“Affiliate” means, with respect to a particular Party or entity, any other entity that controls, is controlled by or is under common control with such Party or entity. For the purposes of this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such Party or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such Party or entity, or by contract or otherwise.

1.3“Affimed Background Know-How” means any and all Know-How Controlled by Affimed or its Affiliates as of the Effective Date or during the Term that [*****].

1.4“Affimed Background Patents” means any and all Patents Controlled by Affimed or its Affiliates as of the Effective Date or during the Term in the Territory that Cover [*****]. The Affimed Background Patents existing as of the Effective Date are set forth in Exhibit 1.4.

1.5“Affimed Background Technology” means Affimed Background Patents and Affimed Background Know-How.

1.6“Affimed Indemnitees” has the meaning set forth in Section 14.2.

1.7“Affimed Inventions” has the meaning set forth in Section 10.1(b)(ii).

1.8“Affimed Patents” has the meaning set forth in Section 10.2(a).

1.9“Affimed Product” means the product described in Exhibit 1.9, referred to by Affimed as AFM13.

1.10“Affimed Product Clinical Data” means [*****].

1.11“Agreed BD Disclosures” has the meaning set forth in Section 3.1(b).

1.12“Agreed Disclosures” has the meaning set forth in Section 3.1(b).

1.13“Agreed IR Disclosures” has the meaning set forth in Section 3.1(b).

1.14“Agreed Value” has the meaning set forth in Section 9.2(c).

1.15“Agreement Payments” has the meaning set forth in Section 9.2(a).

1.16“Agreement Payments Term” means, on a country-by-country basis, the period starting on the First Commercial Sale of any In-Scope Artiva Sale or In-Scope Affimed Sale in such country and ending on the earlier of (A) the launch of a Biosimilar Product for the Artiva Product or Affimed Product in the Territory and (B) the later of (i) expiration of the last-to-expire Joint Collaboration Patent in such country, and (ii) expiration of regulatory data exclusivity for either the Artiva Product or Affimed Product in such country.

1.17“Alliance Manager” has the meaning set forth in Section 3.6.

1.18“APAC Countries” means the following countries: China (including Hong Kong and Macau), Japan, Mongolia, North Korea, South Korea, Taiwan, Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand, Timor-Leste, Vietnam, Afghanistan, Bangladesh, Bhutan, India, Maldives, Nepal, Pakistan and Sri Lanka, Australia and New Zealand.

1.19“Applicable Laws” means all federal, state, local, national, regional, supranational, and multinational statutes, laws, rules, regulations and orders applicable to a Party’s performance in connection with this Agreement, including all relevant data protection and privacy laws and regulations, cGMP, GCP, applicable guidelines of the ICH (including ICH Topic E8 (General Considerations for Clinical Studies)), the FD&C Act, as well as all relevant antitrust/competition laws (each to the extent applicable to a Party’s performance in connection with this Agreement).

1.20“Artiva Background Know-How” means any and all Know-How Controlled by Artiva or its Affiliates as of the Effective Date or during the Term [*****].

1.21“Artiva Background Patents” means any and all Patents Controlled by Artiva or its Affiliates as of the Effective Date or during the Term [*****].

1.22“Artiva Background Technology” means Artiva Background Patents and Artiva Background Know-How.

1.23“Artiva Indemnitees” has the meaning set forth in Section 14.1.

1.24“Artiva Product” means the product described in Exhibit 1.24, referred to by Artiva as AB-101.

1.25“Artiva Product Clinical Data” means [*****].

1.26“Artiva Product Inventions” has the meaning set forth in Section 10.1(b)(i).

1.27“Artiva Product Patents” has the meaning set forth in Section 10.2(a).

1.28“Bankruptcy Code” has the meaning set forth in Section 15.3.

1.29“Bankruptcy Event” has the meaning set forth in Section 15.3.

1.30“Biosimilar Product” means, with respect to a particular Product that has received Regulatory Approval for a particular Indication in a country or jurisdiction in the Territory and is being marketed and sold by a Party or any of its Affiliates or licensees in the applicable country, a biologic product that [*****].

1.31“Business Day” means a day that is not a Saturday, Sunday or a day on which commercial banking institutions in California, USA or Germany are authorized or required by Applicable Law to remain closed.

1.32“Buy Down Amount” means [*****].

1.33“Calendar Quarter” means a period of three (3) calendar months commencing on January 1 (Q1), April 1 (Q2), July 1 (Q3) or October 1 (Q4), except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.34“Calendar Year” means a period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.35“CD30” means the target known as Cluster of Differentiation 30, also referred to as TNFRSF8.

1.36“cGMP” means the current good manufacturing practices officially published and interpreted by EMA, FDA and other applicable Regulatory Authorities that may be in effect from time to time and are applicable to the Manufacture of the Products.

1.37“Change of Control” means, with respect to a Party, that: (a) any Third Party (or group of Third Parties acting in concert) acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party (or group of Third Parties acting in concert) in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than fifty (50%) of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated which results in stockholders or equity holders of such Party immediately prior to such transaction, no longer owning at least fifty (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.

1.38“Change of Control Group” means, with respect to a Party, the Third Party acquirer of, or successor to, such Party in connection with a Change of Control of such Party, together with all of the Affiliates of such Third Party acquirer or successor, in each case, that are not such Party or Affiliates of such Party immediately prior to the closing of such Change of Control.

1.39“Clinical Demand Plan” has the meaning set forth in Section 8.1(a).

1.40“Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial, Pivotal/Registrational Trial, or Phase III Clinical Trial, or any other trial in which any product is administered to a human subject. For clarity, Clinical Trial includes any confirmatory studies that may be required by the FDA in connection with FDA’s accelerated approval.

1.41“CMC” means chemistry, manufacturing and controls.

1.42“Combination Therapy” means the combination therapy of the Artiva Product and the Affimed Product, [*****].

1.43“Combination Therapy Clinical Data” means all data (including raw data) and results generated under any Combination Therapy Trial, including in each case all Artiva Product Clinical Data and Affimed Product Clinical Data, but excluding all Personal Information for which a valid patient consent permitting the sharing of such information for the particular purpose has not been obtained.

1.44“Combination Therapy Promotion Plan” has the meaning set forth in Section 7.2(a).

1.45“Combination Therapy Trial” means each Clinical Trial designed to evaluate the Combination Therapy as agreed by the Parties under this Agreement. For clarity, Combination Therapy Trial includes any Confirmatory Combination Therapy Trial, unless otherwise specified in this Agreement.

1.46“Commercialize” or “Commercialization” means, with respect to a Product, activities directed to the preparation for sale or sale of such Product, including activities related to marketing, promoting, detailing, distributing, importing, exporting, launching, selling or offering to sell, or seeking to obtain reimbursement for, such Product, whether before or after Regulatory Approval for the Combination Therapy has been obtained.

1.47“Commercially Reasonable Efforts” means, with respect to a Party performing activities under this Agreement, those efforts and resources [*****].

1.48“Committee” means the JEC, JSC, JCC, JDC or any sub-committee established by the JSC, as applicable.

1.49“Competing Product” has the meaning set forth in Section 4.3(e).

1.50“Confidential Information” has the meaning set forth in Section 11.1.

1.51“Confirmatory Combination Therapy Trial” means a confirmatory Clinical Trial (or portion of a Clinical Trial, as described below) required by the FDA as a condition for granting accelerated approval under 21 C.F.R. §601 Subpart E for the Combination Therapy in a particular Indication, whereby such confirmatory Clinical Trial is required for the Combination Therapy to satisfy post-marketing requirements for Regulatory Approval from the FDA, and failure to satisfy such post-marketing requirements may cause the FDA to withdraw its prior accelerated approval. For the sake of clarity, a Confirmatory Combination Therapy Trial may be an extension to an ongoing pre-registrational Combination Therapy Trial for accelerated approval.

1.52“Confirmatory Combination Therapy Trial Activities” means the activities in a Confirmatory Combination Therapy Trial required by the FDA as a condition for accelerated approval of the Combination Therapy in a particular Indication [*****].

1.53“Confirmatory Combination Therapy Trial Budget” means a budget specifically for costs of performing the Confirmatory Combination Therapy Trial Activities, as mutually agreed by the Parties.

1.54“Control” or “Controlled” means (a) with respect to Patents or Know-How, the ownership of or possession by a Party of the ability to use, practice, license or otherwise exploit such Patents or Know-How as provided herein (without taking into account any rights granted under Patents or Know-How by one Party to the other Party pursuant to this Agreement) without violating the terms of any agreement or arrangement between such Party and any Third Party pursuant to which such Patents or Know-How were licensed, acquired or generated and (b) with respect to proprietary materials, the ownership of or possession by a Party of the ability to use, supply to the other Party or otherwise exploit such proprietary materials as provided herein (without taking into account any rights granted to materials by one Party to the other Party pursuant to this Agreement) without violating the terms of any agreement or arrangement between such Party and any Third Party, pursuant to which such proprietary materials were acquired or generated. To the extent the use, practice, license, supply to the other Party or other exploitation of any Patents, Know-How or proprietary materials requires any payments to Third Parties, such Patents, Know-How or proprietary materials shall only be deemed “Controlled” by such Party if they have been licensed, acquired or generated (i) before the Effective Date, or (ii) after the Effective Date, but in case of (ii) only upon the mutual agreement of the Parties (including on the bearing of respective costs) which shall, in case of any Patents, Know-How or proprietary materials which are necessary for the performance of either Parties’ activities or responsibilities under the Development Plan or this Agreement, not be unreasonably withheld. In the event a Change of Control of a Party after the Effective Date, any Patents, Know-How or materials owned or licensed by any of the Change of Control Group members shall not be deemed “Controlled” by such Party except to the extent such Patent, Know-How or material is also Controlled prior to such transaction by such Party or its Affiliate immediately prior to the closing of such Change of Control.

1.55“Cover” means, with respect to a particular subject matter at issue and a relevant Patent, that, in the absence of ownership of or a license under such Patent, the manufacture, use, sale, offer for sale, or importation of such subject matter would infringe one or more claims of such Patent, or, as to a pending claim included in such Patent, the manufacture, use, sale, offer for sale, or importation of such subject matter would infringe such Patent if such pending claim were to issue in an issued patent.

1.56“Debarment” or “Debarred” means (a) being debarred, or being subject to a pending debarment, pursuant to section 306 of the FD&C Act, 21 U.S.C. § 335a, (b) being listed by any federal or state agencies as excluded, debarred, suspended or otherwise made ineligible to participate in federal or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or being subject to any pending process by which any such listing, exclusion, debarment, suspension or other ineligibility could occur, (c) being disqualified by any foreign government or regulatory agency from performing specific services, or being subject to a pending disqualification proceeding or (d) being convicted of or pleading nolo contendere to a criminal offense related to the provision of healthcare items or services or being subject to any pending criminal action related to the provision of healthcare items or services.

1.57“Demand Projections” has the meaning set forth in Section 8.1(a).

1.58“Develop” or “Development” means, with respect to a Product or the Combination Therapy, as applicable, research, preclinical development, clinical development, and regulatory activities with respect to such Product or Combination Therapy, including test method development and stability testing, design, compatibility testing, toxicology, animal efficacy studies, formulation, quality assurance and quality control development, statistical analysis, clinical studies (including Clinical Trials, Combination Therapy Trials, the Confirmatory Combination Therapy Trial and any Confirmatory Combination Therapy Trial Activities), regulatory affairs, Regulatory Approval (including the preparation and submission of applications for such Regulatory Approval) and registration, manufacturing development, packaging development and manufacturing and development documentation efforts in support of development activities anywhere in the world, whether before or after Regulatory Approval for such Product or Combination Therapy has been obtained.

1.59“Development Budget” means [*****].

1.60“Development Plan” has the meaning set forth in Section 5.1(a).

1.61“Disclosing Party” has the meaning set forth in Section 11.2(a).

1.62“Dispute” has the meaning set forth in Section 17.1.

1.63“EMA” means the European Medicines Agency and any successor agency thereto.

1.64“EU” means, at any given time during the Term, the then-current member states of the European Union.

1.65“Europe” means, for purposes of this Agreement, the EU and United Kingdom.

1.66“Executive Officers” means the Chief Executive Officer, Chief Operating Officer and Chief Legal Officer of Artiva and Chief Executive Officer, Chief Business Officer, Chief Financial Officer, Chief Operating Officer, Chief Medical Officer and Chief Scientific Officer of Affimed.

1.67“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as may be amended from time to time, any successor legislation and any corresponding foreign laws, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.68“FDA” means the U.S. Food & Drug Administration and any successor agency thereto.

1.69“Field” means any and all uses in humans or animals.

1.70“First Commercial Sale” means, with respect to any sales of a Product in the Field in a particular country or jurisdiction in the Territory, the first arm’s length commercial sale of such Product for monetary value by a Party or any of its Affiliates or licensees of the Product to a Third Party for end use or consumption by the general public in such country or jurisdiction after the applicable Regulatory Authority in such country or jurisdiction has granted Regulatory Approval of the Combination Therapy (whereas, for clarity, the First Commercial Sale may occur before pricing or reimbursement approvals have been granted); provided that the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or licensee for resale; and (b) compassionate use or named patient sales.

1.71“FTE” means the equivalent of the work of a full-time individual for a twelve (12) month period (consisting of a total of [*****] hours per year).

1.72“FTE Costs” means, for any period, the FTE Rate multiplied by the number of FTEs in such period utilized by a Party or its Affiliates arising out of or relating to the performance of the Confirmatory Combination Therapy Trial Activities. FTEs will be pro-rated on a daily basis if necessary.

1.73“FTE Rate” means [*****] per year, subject to adjustments on an annual basis as of January 1 of each year, beginning in 2024, by factors which reflect (i) with respect to FTEs located in the US, any change in the applicable employment cost index, as reported by the U.S. Bureau of Labor Statistics, and (ii) with respect to FTEs located in the EU, any change in the European Union Labour Cost Index (LCI) as reported by Eurostat, in each case (i) and (ii) for January 1 of such year when compared to the comparable statistics for January 1 of the preceding year.

1.74“GCC” means GC Cell Corporation, and any successor thereto.

1.75“GCP” means the Good Clinical Practices officially published by EMA, FDA and the ICH that may be in effect from time to time and are applicable to the testing of the Products.

1.76“Healthcare Laws” means Applicable Laws related to any arrangement involving any items or services paid for by federal health care programs, commercial insurance and/or any drug approved or cleared by FDA,, including, without limitation the FD&Act (21 U.S.C. §§ 301 et seq.), the U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) and its implementing regulations, the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal False Statements Law (42 U.S.C. § 1320a-7b(a)), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7a), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§286 and 287, the exclusions law (42 U.S.C. §1320a-7), and all other government funded or sponsored healthcare programs, the U.S. Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the laws governing the U.S. Medicare Program (Title XVIII of the U.S. Social Security Act) including Medicare price reporting (42 U.S.C. § 1395w-3a), the U.S. Medicaid Program (Title XIX of the U.S. Social Security Act) including the collection and reporting requirements and the processing of any applicable rebate, chargeback or adjustment thereunder and under any state supplemental rebate program and the U.S. 340B drug pricing program (42 U.S.C. § 256b), and any state laws or foreign equivalents analogous to any of the foregoing.

1.77“ICF” has the meaning set forth in Section 5.6.

1.78“ICH” means the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.

1.79“IL-2 Product” means the interleukin 2 cytokine in the form of Proleukin (aldesleukim) to be supplied by Artiva to Affimed for use in the Combination Therapy Trials under this Agreement.

1.80“Innate Cell Engager Technology” means any bi-, tri- or multi-specific, engineered antibody construct, designed to engage innate immune cells (e.g., NK Cells) via innate immune cell specific cell surface receptors (e.g., CD16A) and to induce thereby the killing of specifically targeted cancer cells.

1.81“In-Scope Affimed Adjusted Revenue” means the definition of “In-Scope Artiva Adjusted Revenue” as applied to sales of the Affimed Product, mutatis mutandis.

1.82“In-Scope Affimed Sales” means any sales of the Affimed Product in the Territory generated by prescription of the Combination Therapy as determined by tracking of sales pursuant to Section 9.2(a). [*****].

1.83“In-Scope Artiva Adjusted Revenue” means the gross amounts invoiced by Artiva and its Affiliates and licensees of the Artiva Product (each, a “Selling Party”) to Third Party customers only for In-Scope Artiva Sales, less the following deductions actually incurred, allowed, taken, paid, accrued or allocated with respect to such In-Scope Artiva Sales for:

(a)[*****];

(b)[*****];

(c)[*****]; and

(d)[*****].

All such deductions shall be determined in accordance with the Selling Party’s Accounting Standards. In no event shall any particular amount identified above be deducted more than once in calculating In-Scope Artiva Adjusted Revenue (i.e., no “double counting” of deductions).

In-Scope Artiva Adjusted Revenue shall not include transfers or dispositions of the Artiva Product in connection with the Combination Therapy for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes, to the extent provided without charge or sold for no more than the manufacturing costs thereof. In-Scope Artiva Adjusted Revenue shall include the amount or fair market value of all consideration received by the Selling Party in respect of such Artiva Product, whether such consideration is in cash, payment in kind, exchange or other form. In-Scope Artiva Adjusted Revenue shall not include sales between or among the Selling Parties, but shall include the subsequent re-sales to a Third Party.

1.84“In-Scope Artiva Sales” means any sales of the Artiva Product in the Territory generated by prescription of the Combination Therapy as determined by tracking of sales pursuant to Section 9.2(a). [*****].

1.85“In-Scope Adjusted Revenue” means either the In-Scope Artiva Adjusted Revenue or the In-Scope Affimed Adjusted Revenue, as applicable.

1.86“IND” means an investigational new drug application, clinical trial application, clinical trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to commence human clinical trials in such jurisdiction, including any such application filed with the FDA as described in 21 C.F.R. §312.

1.87“Indemnitee” has the meaning set forth in Section 14.3.

1.88“Indemnitor” has the meaning set forth in Section 14.3.

1.89“Indication” means a human disease, disorder or medical condition that is [*****].

1.90“Infringement” has the meaning set forth in Section 10.3(a).

1.91“Initial Territory” has the meaning set forth in Section 1.141.

1.92“Inventions” means all inventions and discoveries, whether or not patentable, which are made, conceived, or first reduced to practice by or on behalf of a Party or by or on behalf of the Parties together in the performance or as a result of the Combination Therapy Trials or activities under the Development Plan.

1.93“Joint Background Know-How” means the Know-How within or comprising the Joint IP (as defined in the Prior Collaboration Agreement).

1.94“Joint Background Patents” means the Joint Patent Rights (as defined in the Prior Collaboration Agreement). The Joint Background Patents existing as of the Effective Date are set forth in Exhibit 1.94.

1.95“Joint Collaboration Inventions” has the meaning set forth in Section 10.1(b)(iii).

1.96“Joint Collaboration Patents” has the meaning set forth in Section 10.1(b)(iii).

1.97“Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 3.3(a).

1.98“Joint Executive Committee” or “JEC” has the meaning set forth in Section 3.1.

1.99“Joint Patents” means Joint Background Patents and Joint Collaboration Patents.

1.100“Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.2(a).

1.101“Joint Technology” means Joint Background Know-How, Joint Collaboration Inventions and Joint Patents.

1.102“Know-How” means any non-public invention, innovation, improvement, development, discovery, computer program, model, algorithm, device, trade secret, method, know-how, formulation, formula, process, technique, information, results, or data, including manufacturing, use, process, structural, operational and other data and information, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable, but excluding any Patents.

1.103“Later Imposed Withholding” has the meaning set forth in Section 9.4(b).

1.104“Losses” has the meaning set forth in Section 14.1.

1.105“Manufacture”, “Manufactured” or “Manufacturing” means all stages of the manufacture of a Product (whether for commercial or clinical purposes), including planning, purchasing, manufacture, processing, compounding, storage, filling, packaging, waste disposal, labeling, leafleting, testing, quality assurance, sample retention, stability testing, release, dispatch and supply, as applicable.

1.106“Materials” has the meaning set forth in Section 5.11(a).

1.107“MDACC Study” has the meaning set forth in Section 4.3(b).

1.108“NK Cell” means natural killer cell.

1.109“Non-Program Inventions” has the meaning set forth in Section 10.1(c).

1.110“Option Territory” means any of the following groups of countries or jurisdictions, in all cases excluding the Initial Territory and all APAC Countries: (a) Europe, (b) Latin America, (c) North America, (d) Middle East, (e) Africa, and (f) countries and jurisdictions outside of the countries and jurisdictions in clauses (a) through (e); [*****].

1.111“Out-of-Pocket Expenses” means reasonable and documented amounts paid by or on account of a Party to any Third Party, including vendors, consultants, or contractors, for services reasonably necessary and identifiable to the performance of the Confirmatory Combination Therapy Trial Activities. For clarity, “Out-of-Pocket Expenses” does not include payments for a Party’s or its Affiliates’ employee salaries, benefits, utilities, travel expenses, general office supplies, insurance, information technology or capital expenditures.

1.112“Patents” means (a) any and all patents, certificates of invention, applications for certificates of invention, priority patent filings, and patent applications, and (b) any and all renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, supplementary protection certificates, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.113“Patent Budget” has the meaning set forth in Section 10.2(b)(i).

1.114“Paying Party” has the meaning set forth in Section 9.4(b)(i).

1.115“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personal health information” or “personally identifiable information” or “PII”) provided by Applicable Laws, or by either Party in any of its own privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person, whether or not such information is directly associated with an identified individual person.

1.116“Pharmacovigilance Agreement” means that certain pharmacovigilance agreement being entered into by the Parties pursuant to Section 6.4, as amended from time to time.

1.117“Phase I Clinical Trial” means a human clinical trial that would satisfy the requirements of 21 C.F.R. §312.21(a) (or the comparable requirements of the relevant Regulatory Authority in a country other than the Initial Territory, as applicable).

1.118“Phase II Clinical Trial” means a human clinical trial would satisfy the requirements of 21 C.F.R. §312.21(b) (or the comparable requirements of the relevant Regulatory Authority in a country other than the Initial Territory, as applicable).

1.119“Phase III Clinical Trial” means a human clinical trial would satisfy the requirements of 21 C.F.R. §312.21(c) (or the comparable requirements of the relevant Regulatory Authority in a country other than the Initial Territory, as applicable).

1.120“Pivotal/Registrational Trial” means either (a) a human clinical trial, the principal purpose of which is to demonstrate clinically and statistically the efficacy and safety of a product for one (1) or more Indication(s) in order to obtain Regulatory Approval of such product for such Indication(s), as further defined in 21 C.F.R. §312.21 (or the comparable regulations of the relevant Regulatory Authority in a country other than the Initial Territory, as applicable) or (b) a human clinical trial of a product on a sufficient number of subjects that satisfies both clauses (i) and (ii): (i) such trial is designed to establish that a product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such product; and (ii) such trial is a registrational trial that, if successful, would be sufficient to support the filing of an application for Regulatory Approval for such product in the United States or the EU, as evidenced by (A) an agreement with or statement from the FDA or the EMA on a ‘Special Protocol Assessment’ or equivalent, or (B) other guidance or minutes issued by the FDA or EMA, for such registrational trial, in each case (of (a) and (b)), regardless of whether the sponsor of such trial identifies, characterizes or refers to such trial as a “Phase 3,” “Phase 2b” or “Phase 2b/3” trial (or otherwise) in the applicable protocol, on clinicaltrials.gov, or in any other context.

1.121“Prior Collaboration Agreement” has the meaning set forth in the recitals.

1.122“Products” means, collectively, the Artiva Product and the Affimed Product. A “Product” means either the Artiva Product or the Affimed Product, as applicable.

1.123“Promote” or “Promotion” means, with respect to the Combination Therapy, activities directed to the marketing, promoting or detailing such Combination Therapy in any Indication in the Field in the Territory following Regulatory Approval for the Combination Therapy in such Indication.

1.124“Promotional Materials” means all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, leave items, formulary binders, reprints, direct mail, direct-to-consumer advertising, internet postings, and broadcast advertisements, in each case, created by a Party or on its behalf and used or intended for use by or on behalf of such Party in connection with Commercialization of its Product or the Promotion of the Combination Therapy in the Field in the Territory.

1.125“Prosecution and Maintenance” means, with regard to a given Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as any ex parte and inter partes proceedings, including reexaminations, reissues, applications for patent term extensions, interferences, derivation proceedings, post grant review proceedings, oppositions, litigations, arbitrations and other similar proceedings with respect to such Patent.

1.126“Protocol” has the meaning set forth in Section 5.5.

1.127“Publication” has the meaning set forth in Section 12.2(b).

1.128“Quality Agreement” has the meaning set forth in Section 5.13.

1.129[*****].

1.130“Receiving Party” has the meaning set forth in Section 11.2(a).

1.131“Recipient Party” has the meaning set forth in Section 9.4(b)(i).

1.132“Regulatory Approvals” means any and all permissions (other than the Manufacturing, pricing and reimbursement approvals) required to be obtained from the relevant Regulatory Authorities and any other competent governmental authority for the Commercialization of any Product or the Promotion of the Combination Therapy in a given country or regulatory jurisdiction in the Territory.

1.133“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in any country or territory of the world with jurisdiction over the Development, Manufacture or Commercialization of a Product or Development or Promotion of the Combination Therapy, including the FDA and the EMA.

1.134“Regulatory Materials” means regulatory applications, submissions, notifications, correspondences, registrations, INDs, Regulatory Approvals or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture or Commercialize a Product or Develop or Promote the Combination Therapy in a particular country or regulatory jurisdiction in the Territory.

1.135“Related Agreements” means the Pharmacovigilance Agreement and the Quality Agreement.

1.136“SAEs” means serious adverse events.

1.137“Samples” means biological samples, such as urine, blood and tissue samples, collected from patients participating in a Combination Therapy Trial.

1.138“SEC” means the U.S. Securities and Exchange Commission and any successor agency thereto.

1.139“Selling Party” has the meaning set forth in Section 1.79.

1.140“Term” has the meaning set forth in Section 15.1.

1.141“Territory” means the United States and its territories and possessions (the “Initial Territory”) and each Option Territory (if any) that the Parties agree to include in rights granted under this Agreement in accordance with Section 2.2.

1.142“Third Party” means any person or entity other than Affimed, Artiva or their respective Affiliates.

1.143“Third Party Claim” has the meaning set forth in Section 14.1.

1.144“Unanimous Matter” has the meaning set forth in Section 3.5(a).

1.145“VAT” means any value added, sales, goods, services, turnover, consumption, use or similar tax, including value added tax as may be levied by any member state of the EU on the basis of Directive 2006/112/EC (as amended from time to time) and comparable taxes under the laws of any other jurisdiction outside the EU (for the avoidance of doubt, excluding income or net profit taxes or franchise taxes of any kind).

2.	OVERVIEW; TERRITORY EXPANSION

2.1Overview. Subject to the terms and conditions of this Agreement, the Parties shall collaborate to conduct Development of the Combination Therapy in the Field in the Territory, and the Parties will Commercialize their respective Products for the Combination Therapy in the Field in the Territory. To the extent mutually agreed in the Development Plan, certain Development activities may be conducted outside the Territory (but only for the purpose of seeking Regulatory Approval and Commercialization in the Territory), and all references in this Agreement to Development in the Territory shall be construed accordingly.

2.2Territory Expansion. At any time during the Term, upon receipt of a written notice from Affimed by Artiva requesting expansion of the Territory to include any of the Option Territory(ies), the Parties shall discuss in good faith any amendment to this Agreement as necessary to include such Option Territory(ies) in the Territory, including any additional Clinical Trials as may be required by the applicable Regulatory Authority in such Option Territory(ies); provided that such amendment shall not materially change any payment obligations of either Party to the other Party under this Agreement except as otherwise agreed in writing by the Parties.

3.	GOVERNANCE

3.1Joint Executive Committee.

(a)Within [*****] days after the Effective Date, the Parties shall establish a joint executive committee (the “Joint Executive Committee” or “JEC”). The JEC shall consist of (i) the Chief Executive Officer and (ii) the Chief Business Officer or Chief Operating Officer of either Party. The JEC shall (a) discuss and coordinate on corporate and strategic topics relating to the Combination Therapy that require alignment between the Parties, (b) review, discuss and resolve any matter within the decision-making authority of the JSC or the JCC on which the JSC or the JCC cannot reach consensus pursuant to Section 3.5(a), and (c) agree and coordinate on timing and venue of all public disclosures related to the Combination Therapy, including release of Combination Therapy Clinical Data, descriptions of the Combination Therapy, publication strategies pertaining to the Combination Therapy (e.g., press releases or corporate presentations), and any required disclosures and filings a Party may be obligated to make under Applicable Law with the SEC or other similar governmental authorities, provided that the foregoing shall not limit each Party’s right to make such required disclosures and filings in accordance with Section 11.3.

(b)Within [*****] days after the Effective Date, the Parties shall establish a joint disclosure committee as a subcommittee of the JEC (the “Joint Disclosure Committee” or “JDC”). The JDC shall consist of the Chief Executive Officer as well as other senior executives and internal and/or external legal counsels of both Parties as each Party deems appropriate, including SEC counsel where relevant. The JDC shall :

(i)review and agree as to the scope of unpublished Combination Therapy Clinical Data that are pre-approved to be disclosed by each Party to (i) bona fide potential or actual investors or financial partners (such agreed and pre-approved disclosures, the “Agreed IR Disclosures”), or (ii) bona fide potential or actual acquirers, merger partners or business partners (including potential licensing partners) (such agreed and pre-approved disclosures, the “Agreed BD Disclosures”, and the Agreed IR Disclosures and Agreed BD Disclosures together the “Agreed Disclosures”), in each case of (i) and (ii) in accordance with Section 11.3(e); and

(ii)receive notifications of (and review where applicable) any disclosures to potential or actual investors or financial partners or to potential or actual acquirers, merger partners or business partners (including potential licensing partners) beyond the Agreed Disclosures according to Section 11.3(e)).

(c)The JDC shall document its decisions and strategies in a disclosure plan that shall be updated at least on a quarterly basis.

3.2Joint Steering Committee.

(a)Formation. Within [*****] days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”). The JSC shall consist of [*****] representatives from each Party, and each representative shall have the requisite experience and seniority to enable such person to make decisions on behalf of the applicable Party with respect to the issues falling within the authority of the JSC. From time to time, each Party may substitute one (1) or more of its representatives to the JSC upon written notice to the other Party.

(b)Responsibilities of the JSC. The JSC shall perform the following functions:

(i)oversee, guide and approve the overall strategic direction of the Parties’ collaboration with respect to Development of the Combination Therapy (but without modifying or limiting the rights or obligations of either Party as otherwise set forth herein);

(ii)review and approve the Development Plan, including any updates or amendments thereto, in accordance with Section 5.1;

(iii)oversee, review and coordinate the conduct, implementation and progress of the Development activities with respect to the Combination Therapy under this Agreement, as described in the applicable Development Plan;

(iv)review and approve the final ICF according to Section 5.6;

(v)discuss strategy and regulatory pathway for obtaining Regulatory Approval for the Combination Therapy;

(vi)review and approve the Protocols including any updates or amendments thereto;

(vii)consider information provided by either Party pursuant to Section 5.12 with respect to a Third Party subcontractor which that Party wishes to newly involve in the conduct of activities in connection with a Combination Therapy Trial;

(viii)review and coordinate the supply of the Products for the Development of the Combination Therapy under this Agreement in accordance with the Development Plan and Article 8;

(ix)review and approve the contents of the initial publication of the Combination Therapy Clinical Data generated in a Combination Therapy Trial pursuant to Section 12.2(a), in accordance with the guidelines (including timing and venue) agreed by the JEC;

(x)exchange information with respect to each Party’s activities with respect to the Development of such Party’s Product as relevant to the Development of the Combination Therapy pursuant to this Agreement;

(xi)review on a quarterly basis the Combination Therapy Clinical Data;

(xii)review on a quarterly basis the actual expenditures for the Confirmatory Combination Clinical Trial against the Confirmatory Combination Therapy Trial Budget and discuss any expected overages in accordance with Section 5.4;

(xiii)establish, as appropriate, additional sub-committees responsible for managing specific aspects of the Parties’ collaboration as contemplated herein;

(xiv)oversee and supervise any subcommittees the JSC may establish as necessary and resolve issues or dispute elevated to it by any such subcommittee; and

(xv)perform such other functions as are assigned to the JSC in this Agreement, or otherwise delegated to the JSC by the JEC (within the authority of the JEC) or agreed by the Parties in writing.

3.3Joint Commercialization Committee.

(a)Formation. Prior to filing of the first application for Regulatory Approval for the Combination Therapy, the Parties shall establish a joint commercialization committee (the

“JCC”). The JCC shall consist of [*****] representatives from each Party, and each representative shall have the requisite experience and seniority to enable such person to make decisions on behalf of the applicable Party with respect to the issues falling within the authority of the JCC. From time to time, each Party may substitute one (1) or more of its representatives to the JCC upon written notice to the other Party.

(b)Responsibilities of JCC. The JCC shall perform the following functions:

(i)oversee and coordinate the overall strategic direction of the Promotion of the Combination Therapy in accordance with Article 7 (but without modifying or limiting the rights or obligations of either Party as otherwise set forth herein);

(ii)review and discuss the Combination Therapy Promotion Plan and any material updates or amendments thereto, in accordance with Section 7.2;

(iii)review the Promotional Materials for the Combination Therapy generated by Affimed pursuant to Section 7.3(c)(ii) and, only to the extent the Promotional Materials contain statements relating to the Artiva Product (e.g., relating to its efficacy, safety or use) as a monotherapy or as part of the Combination Therapy (and not the Affimed Product), approve such statements within such Promotional Materials (but no other aspect of such Promotional Materials such as layout and design), taking into account any guidance and assessments presented by functional representatives of either Party (who may attend the respective JCC meeting in accordance with Section 3.4), provided that the review and, if applicable, approval process shall be completed in any event within ten (10) Business Days from the date the Promotional Materials are submitted to the JCC;

(iv)review and approve each Party’s use of the other Party’s trademarks, logos, Promotional Materials, trade dress, copyrights, corporate logos, corporate names, visual identity and branding elements, in each case, in connection with the Promotion of the Combination Therapy as set forth in Section 7.3(c)(iv);

(v)review and discuss, as necessary, the Demand Projection in accordance with Section 8.1(a), the In-Scope Adjusted Revenue Tracking Methodology as set forth in Section 9.2(a), and the Agreement Payment as set forth in Section 9.2(c);

(vi)exchange information with respect to each Party’s activities with respect to the Commercialization of such Party’s Product as relevant and necessary to the commercialization of the Combination Therapy pursuant to this Agreement (at all times to the extent such information exchange is permitted by Applicable Law); and

(vii)perform such other functions as are assigned to the JCC in this Agreement, or otherwise delegated to the JCC by the JEC (within the authority of the JEC) or agreed by the Parties in writing.

3.4Committee Meetings. Each of the JDC, JSC and the JCC shall meet at least once [*****], either in person or by audio or video conference with the venue of the in-person meetings alternating between locations designated by each Party. For clarity, each Party may call special meetings of the JDC, JSC or the JCC with at least [*****] Business Days’ prior written notice, or a shorter time-period in exigent circumstances, to resolve particular matters requested by such Party that are within the purview of the JDC, JSC or the JCC, respectively. Employees of each Party other than JDC, JSC or JCC representatives may attend meetings of such Committee as non-voting participants. The JEC will meet upon reasonable request of either Party and as reasonably necessary to coordinate public disclosures with respect to the Combination Therapy as described in Section 3.1, either in person or by audio or video conference. Each Party shall bear all travel, lodging, meal and other expenses associated with the attendance of its representatives and other personnel at Committee meetings. The Parties shall alternate in preparing and circulating minutes of each Committee meeting within [*****] days after such meeting for the Parties’ review and approval. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and shall document all actions and determinations approved by the applicable Committee at such meeting. The Parties shall promptly discuss any comments on such minutes and finalize the minutes no later than the date of the next Committee meeting.

3.5Decision-Making.

(a)Committee Decision Making. All decisions of each Committee shall be made by unanimous vote, with Affimed’s representatives collectively having one (1) vote and Artiva’s representatives collectively having one (1) vote. No action taken at any meeting of a Committee shall be effective unless a representative of each Party is participating in such meeting. Representatives of each Party on each Committee shall use reasonable efforts to resolve any dispute within the authority of such Committee in good faith, and the Parties shall first attempt to resolve any such dispute in accordance with this Section 3.5, provided that:

(i)[*****].

(ii)[*****].

(b)[*****] (each, a “Unanimous Matter”), which may only be decided by written agreement of both Parties:

(i)expand or add any obligations of Artiva, including any costs incurred by Artiva, beyond what Artiva has otherwise agreed in writing;

(ii)amend or change the Development Plan (or the activities under the Development Plan) in a manner that would reasonably be likely to materially change the commercial opportunity of the Artiva Product, where “materially change”, for purposes of this Section 3.5(b)(ii), means [*****];

(iii)amend or change the Development Plan to include additional Indications or remove existing Indications, or to change the Development Budget;

(iv)decide any aspect of the Confirmatory Combination Therapy Trial, including the Confirmatory Combination Therapy Trial Budget;

(v)decide any aspect of any Protocol, Regulatory Materials or strategy therefor, or make any other decision, in each case to the extent that it relates to the Artiva Product (including as part of the Combination Therapy), including [*****];

(vi)approving statements within Promotional Materials solely to the extent they are relating to the Artiva Product (e.g., relating to its efficacy, safety or use) as a monotherapy or as part of the Combination Therapy (and not the Affimed Product);

(vii)[*****];

(viii)[*****]; or

(ix)determining or modifying the In-Scope Adjusted Revenue Tracking Methodology, Demand Projections or Clinical Demand Plan, or modifying the Royalty Payments.

The Parties acknowledge and agree that any decision of an Unanimous Matter relating to a Clinical Trial shall be subject to and reflect any requirements of a Regulatory Authority, and that no Party may object to the implementation of a Regulatory Authority’s requirements even if these contradict the commercial assumptions and arrangements between the Parties under this Agreement, including the commercial opportunity of the Artiva Product as set out in Section 3.5(b)(ii). For clarity, if the Parties are not able to mutually resolve any disputes or agree on any Unanimous Matter in accordance with the procedures in this Section 3.5(a), either of the Parties may submit such Unanimous Matter for final resolution by arbitration pursuant to Article 17.

(c)Scope of Authority. The Committees shall have only such rights, powers and authority as are expressly delegated to them under this Agreement. Notwithstanding any other provision of this Agreement, neither any Committee, [*****], shall have the right to: (i) modify or amend this Agreement; (ii) waive compliance with this Agreement; (iii) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement; (iv) resolve any dispute between the Parties regarding interpretation of this Agreement; (v) make a decision that is expressly stated to require the mutual written agreement or mutual written consent of the Parties or an amendment to this Agreement; or (vi) require either Party to violate any Applicable Law; for the avoidance of doubt, any reference to “this Agreement” in (i) to (v) shall not be read to include a reference to the Development Plan. Notwithstanding the establishment and existence of the Committees, each Party shall retain the rights, powers and discretion granted to it hereunder, and the JEC or any other Committee shall not be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein.

3.6Alliance Managers. Within [*****] days after the Effective Date, each Party shall appoint (and notify the other party of the identity of) a representative of such Party to act as the primary point of contact for the Parties regarding the Development and Promotion of the Combination Therapy under this Agreement (each, an “Alliance Manager”). The Alliance Managers shall be responsible for creating and maintaining collaborative, efficient, and responsive communications within and between Affimed and Artiva. A Party may replace its Alliance Manager upon written notice to the other Party. Each Alliance Manager may attend any Committee meetings held under this Article 3 as a non-voting member and shall bring matters to the attention of the relevant Committee if the Alliance Manager reasonably believes that such matter warrants such attention.

4.	LICENSE GRANTS; CLINICAL DATA; EXCLUSIVITY

4.1License Grant.

(a)Grant by Artiva. Subject to the terms of this Agreement, Artiva hereby grants to Affimed:

(i)an exclusive, non-transferable (except as set forth in Section 18.2), royalty-free license, with no right to sublicense except in accordance with Section 4.1(c), under the Artiva Background Technology, Artiva Product Inventions, Artiva Product Patents and Artiva’s interest in Joint Technology, in each case to the extent reasonably necessary or useful for the Development of the Combination Therapy in the Field in the Territory, solely to use the Artiva Product to Develop the Combination Therapy in the Field in the Territory to the extent of activities or responsibilities allocated to Affimed in accordance with the Development Plan or this Agreement. For clarity, the foregoing license does not include any right to Manufacture or Commercialize the Artiva Product or to Develop the Artiva Product outside the Combination Therapy; and

(ii)a non-exclusive, non-transferable (except as set forth in Section 18.2), royalty-free license, with no right to sublicense except in accordance with Section 4.1(c), under the Artiva Background Technology, Artiva Product Inventions, Artiva Product Patents and Artiva’s interest in Joint Technology to the extent reasonably necessary or useful for the Promotion of the Combination Therapy in the Field in the Territory solely to Promote the Combination Therapy in the Field in the Territory.

(b)Grant by Affimed. Subject to the terms of this Agreement, Affimed hereby grants to Artiva a non-exclusive, non-transferable (except as set forth in Section 18.2), royalty-free license, with no right to sublicense except in accordance with Section 4.1(c), under the Affimed Background Technology, Affimed Inventions, Affimed Patents and Affimed’s interest in Joint Technology, in each case to the extent reasonably necessary or useful for the Development of the Combination Therapy in the Field in the Territory, solely to use the Affimed Product to Develop the Combination Therapy in the Field in the Territory to the extent of activities or responsibilities allocated to Artiva in accordance with the Development Plan or this Agreement. For clarity, the foregoing license does not include any right to Manufacture or Commercialize the Affimed Product or to Develop the Affimed Product outside the Combination Therapy.

(c)Sublicense. Neither Party shall have the right to grant sublicenses under the licenses granted to it under Section 4.1(a) or Section 4.1(b), as applicable, except [*****]. Any other sublicenses shall be subject to the other Party’s express prior written consent in its sole discretion. Each Party shall remain liable to the other Party for the acts and omissions of its sublicensees.

(d)No Implied Licenses. For clarity, nothing in this Agreement provides either Party with any rights, title or interest or any license to the other Party’s intellectual property except as expressly set forth in this Agreement. Each Party agrees that it shall not, and shall not permit any of its Affiliates, licensees or sublicensees to, practice any Patent or Know-How licensed to it by the other Party outside the scope of the licenses expressly granted to it under this Agreement.

4.2Ownership and Use of Artiva Product Clinical Data, Affimed Product Clinical Data and Combination Therapy Clinical Data.

(a)Ownership. The Parties shall jointly own all Combination Therapy Clinical Data in equal and undivided shares, except for any Affimed Product Clinical Data comprised therein which shall be solely owned by Affimed, and any Artiva Product Clinical Data comprised therein which shall be solely owned by Artiva. Affimed shall maintain all Combination Therapy Clinical Data in its database and shall grant access to Combination Therapy Clinical Data to Artiva in accordance with Section 5.10. In each case in accordance with and subject to the limitations set forth in this Section 4.2(b) [*****].

(b)Use and disclosure of Unpublished Combination Therapy Clinical Data. Prior to publication of the Combination Therapy Clinical Data in accordance with Section 12.2, either Party may use and disclose the Combination Therapy Clinical Data solely as follows:

(i)Artiva shall be free to use and disclose the Artiva Product Clinical Data for any purpose at its discretion;

(ii)Affimed shall be free to use and disclose the Affimed Product Clinical Data for any purpose at its discretion;

(iii)Affimed may use and disclose any Combination Therapy Clinical Data to the extent disclosure is required to clinical sites (or Affiliate or Third Party subcontractors in accordance with Section 5.12) in connection with the Combination Therapy Trials;

(iv)[*****];

(v)[*****];

(vi)[*****];

(vii)[*****];

(viii)each Party may disclose the Combination Therapy Clinical Data to the extent such disclosure is required to comply with Applicable Laws (e.g., disclosures to the SEC or other similar governmental authorities) or is in connection with Regulatory Materials or communications with Regulatory Authorities in the Territory regarding the Combination Therapy or Combination Therapy Trials, in each case in accordance with Section 11.3;

(ix)each Party may disclose the Combination Therapy Clinical Data to the extent such disclosure is required to Regulatory Authorities in compliance with a Party’s policies and procedures relating to pharmacovigilance and adverse event reporting for its Product;

(x)[*****]

(xi)each Party may disclose the Combination Therapy Clinical Data to the extent such disclosure is expressly permitted under Section 11.3.

Each Party shall implement appropriate technical and organizational measures to ensure compliance with the limitations of use and disclosure of certain Combination Therapy Clinical Data set out in this Section 4.2(b), [*****].

(c)Use After Publication. Following publication of any portion of the Combination Therapy Clinical Data, each Party shall be free to use such portion of the Combination Therapy Clinical Data for any purpose.

4.3Exclusivity.

(a)Mutual Exclusivity Obligations. During the Term, to the extent permitted under Applicable Law and subject to the terms of this Section 4.3, neither Party nor any of its Affiliates, either internally or through intentionally enabling a Third Party, shall clinically develop or commercialize any product or therapy comprising its Product, [*****], in the Field in the Territory for any Indication which is included in the then-applicable Development Plan and for which the Parties have agreed to file an IND, except for the Combination Therapy in accordance with this Agreement.

(b)Affimed’s Exclusivity Obligations. During the Term, to the extent permitted under Applicable Law and subject to the terms of this Section 4.3, neither Affimed nor any of its Affiliates, either internally or through intentionally enabling a Third Party, shall clinically develop or commercialize any product or therapy comprising the Affimed Product and an NK Cell, [*****];

(c)Artiva’s Exclusivity Obligations. During the Term, to the extent permitted under Applicable Law and subject to the terms of this Section 4.3, neither Artiva nor any of its Affiliates, either internally or through intentionally enabling a Third Party, shall clinically develop or commercialize any product that directly and specifically binds to CD30 (not including pathway effects) without any known off-target binding that is pre-clinically or clinically relevant in the Field in the Territory [*****];

(d)Exceptions. The exclusivity obligations according to Section 4.3(a) to 4.3(c) shall not apply:

(i)[*****];

(ii)[*****];

(iii)[*****]

(iv)in case of either Party, to support of academic not-for-profit research (excluding, for clarity, clinical research or development), or compassionate use programs, either by providing funding or providing any product, and granting the necessary rights under Patents and Know-How Controlled by the relevant Party or any of its Affiliates in connection therewith.

(e)Exceptions Following Change of Control. [*****]

5.	DEVELOPMENT

5.1Development Plan.

(a)Development Plan. Subject to the terms and conditions of this Agreement, the Parties shall use Commercially Reasonable Efforts to Develop the Combination Therapy in accordance with a written development plan (as may be amended, the “Development Plan”). The Development Plan shall set forth (without limitation): (i) the objectives and activities of the Parties with respect to Development of the Combination Therapy; (ii) target Indications for the Combination Therapy [*****], Combination Therapy Trials planned for such Indications, key Regulatory Authority meetings, and filing of applications for Regulatory Approval, in each case, including the Parties’ good-faith estimate of relevant timelines therefor; (iii) strategy and regulatory pathway for obtaining Regulatory Approval for the Combination Therapy, including the Parties’ respective roles in the development of the registration dossier and Regulatory Materials for the Combination Therapy and (iv) a mutually agreed Development Budget. [*****].

(b)Amendment to the Development Plan. The draft Development Plan that is mutually agreed upon by the Parties is attached hereto as Exhibit 5.1(b), and the JSC shall review and approve an initial Development Plan based on such draft at its first meeting after the Effective Date. The JSC shall regularly review the Development Plan and the progress of activities being conducted under the Development Plan. Subject to Section 3.5, the JSC shall update the then-current Development Plan once every Calendar Year, or more or less often as the Parties deem appropriate. If the Parties determine to seek Regulatory Approval for the Combination Therapy in the Initial Territory, and the FDA requires the conduct of a Confirmatory Combination Therapy Trial as a condition for granting accelerated approval under 21 C.F.R. §601 Subpart E for the Combination Therapy in a particular Indication, then the Parties shall update the Development Plan to include the conduct of such Confirmatory Combination Therapy Trial, including the Confirmatory Combination Therapy Trial Budget for the applicable Confirmatory Combination Therapy Trial Activities, to be approved by the JSC. [*****] Subject to Section 3.5, the Development Plan as updated or amended shall (i) be in effect upon JSC’s approval of such Development Plan and (ii) supersede the previous Development Plan for the applicable period. In the event of any inconsistency between the Development Plan and this Agreement, the terms of this Agreement shall prevail. [*****].

5.2Performance. Each Party shall use Commercially Reasonable Efforts to perform the Development tasks assigned to it under the Development Plan in accordance with the Development Plan, including the timelines specified therein. Each Party shall conduct its activities under the Development Plan in a good scientific manner and in compliance with all Applicable Laws.

5.3Allocation of Responsibilities.

(a)Affimed’s Responsibilities. Affimed shall control and be primarily responsible for the Development of the Combination Therapy in accordance with this Agreement and the Development Plan. Subject to the terms and conditions of this Agreement and the oversight of the JSC, Affimed shall (i) act as the sponsor of the Combination Therapy Trials as set forth in Section 6.1(a), and (ii) manage and be primarily responsible for the conduct of the applicable Combination Therapy Trial, including (A) managing the operations of the Combination Therapy Trials in accordance with the applicable Protocol, including overseeing compliance by any subcontractor (including clinical research organizations) engaged by Affimed for the Combination Therapy Trials; and (B) concluding all necessary agreements with Third Party subcontractors (including clinical research organizations) and clinical trial sites and ensuring that these agreements (1) are consistent with the relevant terms of this Agreement, including confidentiality and intellectual property provisions consistent with those set forth in this Agreement, and (2) permit Affimed to audit trial sites for quality assurance, to inspect and copy all data, documentation and work products relating to the Combination Therapy Trials and to share audit results relating to the Combination Therapy Trials with Artiva. Affimed shall perform all Combination Therapy Trials in accordance with this Agreement, the Protocol, and all Applicable Laws, including GCP. Without limiting the generality of the foregoing in this Section 5.3(a), Affimed shall use Commercially Reasonable Efforts to (x) file an IND for the Combination Therapy with the FDA [*****]; and (y) dose the first subject in a Phase I Clinical Trial of the Combination Therapy [*****]. Affimed shall ensure that all Regulatory Approvals from any Regulatory Authority or ethics committee with jurisdiction over the Combination Therapy Trials are obtained prior to initiating performance of such Combination Therapy Trials.

(b)Artiva’s Responsibilities. Artiva shall carry out those activities assigned to Artiva pursuant to the Development Plan and, unless otherwise specified, in this Agreement at no cost to Affimed; [*****].

(c)Responsibility Allocation Matrix. Without limiting the other terms of Articles 5 through 7, Exhibit 5.3(c) sets forth each Party’s responsibilities relating to the Development of the Combination Therapy, which, unless expressly provided under this Agreement, may only be amended upon written agreement of the Parties.

5.4Development Costs. Affimed shall be solely responsible for all costs associated with the Development of the Combination Therapy (including, for clarity, all costs associated with all Combination Therapy Trials) in accordance with this Agreement and the Development Plan (including the Development Budget); except that (a) Artiva shall be solely responsible for all costs incurred by Artiva in (i) supplying sufficient quantities of Artiva Products and IL-2 Product pursuant to Article 8, and (ii) performing any activities allocated to Artiva pursuant to Section 5.3(b), and (b) if the FDA requires the conduct of a Confirmatory Combination Therapy Trial as a condition for granting accelerated approval under 21 C.F.R. §601 Subpart E for the Combination Therapy in a particular Indication in the Initial Territory, then each of Affimed and Artiva shall bear fifty percent (50%) of the FTE Costs and Out-of-Pocket Expenses incurred by the Parties for the performance of the Confirmatory Combination Therapy Trial Activities in accordance with Section 9.1, including all direct costs of manufacturing, supplies, equipment and materials and related expenditures incurred by each Party in supplying sufficient quantities of such Party’s Product for such Confirmatory Combination Therapy Trial Activities. Except as expressly set forth in this Section 5.4, Artiva shall not be responsible for any costs associated with the Development of the Combination Therapy. [*****].

5.5Protocol. Each Combination Therapy Trial shall be conducted in accordance with a protocol (each, as may be amended, a “Protocol”) to be drafted by Affimed with contributions and input provided by Artiva according to Artiva’s responsibilities in the Combination Therapy Trial under this Agreement and the Development Plan, and approved by the JSC, subject to Section 3.5. Any amendments to a Protocol shall be subject to approval of the JSC (subject to Section 3.5) or by written agreement of the Parties.

5.6Informed Consent Form; Investigator’s Brochure. Affimed shall prepare the patient informed consent form (“ICF”) for the Combination Therapy Trials conducted under the Development Plan (which shall include any required consent for the sharing and use of Combination Therapy Clinical Data under this Agreement) and provide a draft copy to Artiva for review, comment and any necessary input according to Artiva’s responsibilities in the Combination Therapy Trial under this Agreement and the Development Plan. Affimed shall consider and implement any comments from Artiva regarding the portion of the ICF relating to the use of Artiva Product. Any material changes to the ICF solely relating to the Artiva Product shall be subject to Artiva’s review and prior written consent. Any such proposed changes will be sent in writing to Artiva’s Alliance Manager. Artiva will provide such consent, or a written explanation for why such consent is being withheld, within [*****] Business Days of receiving a copy of Affimed’s requested changes; provided that if Artiva fails to provide such written explanation within such [*****]-Business Day period, then Artiva shall be deemed to have consented to such change or changes. Affimed shall provide the JSC with a copy of the final ICF for approval. Artiva shall provide to Affimed its investigator’s brochure (and regularly provide any updates) for the Artiva Product.

5.7Samples. Samples collected in the course of Combination Therapy Trial activities shall be solely owned by Affimed (to the extent not owned by the patient and/or the clinical trial site), except that Samples collected in the course of the Confirmatory Combination Therapy Trial shall be jointly owned by the Parties in equal and undivided shares (to the extent not owned by the patient and/or the clinical trial site). Any such Samples shall be collected and used solely in accordance with the applicable Protocol and ICFs. Except as set forth in the Development Plan, neither Party shall be permitted to use such Samples for any purpose without the approval of the JSC. All data and intellectual property arising out of such Samples use shall be considered Combination Therapy Clinical Data or Inventions, as applicable. Following completion of Development Plan Activities, Affimed shall have the first right to store the Samples for future use; provided that if Affimed determines that it no longer has a use for the Samples and Artiva determines that it does, then the Samples shall, subject to Applicable Laws and the terms of the signed ICFs, be transferred to Artiva and may be used solely thereafter by Artiva. If neither Party has any further use for the Samples, then the remaining Samples shall be destroyed pursuant to the respective Party’s standard operating procedures for sample destruction, subject to the terms of and permission(s) granted in the ICFs signed by the subjects contributing such Samples in the Combination Therapy Trials.

5.8Development Records. Each Party shall maintain complete, current, and accurate records (in the form of technical notebooks or electronic files) of all Development activities conducted by it under the Development Plan and all information resulting from such work (including, for clarity, all Combination Therapy Clinical Data). Each Party shall ensure that such records fully and properly reflect all Development activities performed and results achieved therefrom in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. To the extent required to meet a request by the FDA or any other Regulatory Authority, each Party shall permit the other Party upon reasonable advance written request to review and copy such records at reasonable times during normal business hours and to obtain access to originals of such records.

5.9Development Reports and Updates. Each Party shall use Commercially Reasonable Efforts to provide the other Party with any deliverables described in the Development Plan in accordance with the timelines set out therein. At each regularly scheduled JSC meeting, each Party shall provide the JSC with regular reports detailing its Development activities for the Combination Therapy, the results of such activities, and if applicable, an update on its spend for the performance of any Confirmatory Combination Therapy Trial Activities. The Parties shall discuss the status, progress, and results of Development activities under this Agreement at such JSC meetings. Each Party shall respond in a timely fashion to any reasonable requests of the other Party for additional information related to such reports provided to the JSC. In addition to the foregoing reports and meetings with the JSC, each Party shall promptly provide the other Party with any material updates on Development of the Combination Therapy.

5.10Provision of Combination Therapy Clinical Data; Final Report. In addition to its safety data and SAEs reporting obligations pursuant to Section 6.4 and the JSC reports as required in Section 5.9, Affimed shall provide Artiva with [*****]. Affimed shall provide Artiva the final version of the final report promptly following its completion.

5.11Materials Transfer.

(a)Materials. To facilitate the Development of the Combination Therapy, either Party may provide to the other Party certain biological materials or chemical compounds (other than such Party’s Product) Controlled by the supplying Party for use by the other Party (such materials or compounds, together with any progeny and derivatives thereof and improvements thereto, collectively, the “Materials”). All such Materials shall (i) remain the sole property of the supplying Party, (ii) be used only in the fulfillment of obligations or exercise of rights under this Agreement, subject to any limitations specified in writing by the supplying Party in connection with such provision, (iii) be used solely under the control of the recipient Party, (iv) not be used or delivered to or for the benefit of any Third Party (other than permitted subcontractors under Section 5.12) without the prior written consent of the supplying Party and (v) not be used in research or testing involving human subjects, unless expressly agreed in writing by the Parties.

(b)Use Restrictions. The recipient Party of the Materials shall (i) comply with all Applicable Laws regarding the handling and use of the Materials and (ii) not attempt to reverse engineer, deconstruct or in any way determine the structure or composition of the Materials. Any unused Materials shall be, at the supplying Party’s discretion and instruction, either destroyed (with such destruction certified in writing) or returned to the supplying Party upon the expiration or any termination of this Agreement.

(c)Disclaimer. EXCEPT AS EXPRESSLY PROVIDED UNDER THIS AGREEMENT, THE MATERIALS ARE PROVIDED “AS IS”. NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND, ARE GIVEN BY THE SUPPLYING PARTY WITH RESPECT TO ANY OF THE MATERIALS, INCLUDING THEIR CONDITION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

5.12Subcontracting.

(a)Permitted Subcontracting. Subject to Section 5.12(b), each Party shall have the right to subcontract any portion of its obligations hereunder or under a Related Agreement to its own Affiliates or to Third Parties without the other Party’s prior written consent, including, for clarity, to contract research organizations or other Third Parties for activities in connection with the Combination Therapy Trial or CMC activities for such Party’s Product (e.g., manufacture, packing and testing), provided that before involving a Third Party for activities in connection with the Combination Therapy Trial for the first time, either Party shall provide to the JSC a high-level summary of the name and experience of that Third Party and reasonably take into consideration any concerns the other Party might raise through the JSC with respect to such Third Party. Exhibit 5.12(a) sets out a list of Third Parties that, as of the Effective Date, Affimed and Artiva intend to engage as subcontractors for any material activities under this Agreement or the Development Plan.

(b)Requirements. Before allowing any Third Party subcontractor to begin performing any activity under this Agreement or a Related Agreement, the subcontracting Party shall enter into a written agreement with such subcontractor that obligates such subcontractor (and its personnel involved in the performance of such activity) to be bound by the terms and conditions of this Agreement (or the Related Agreement) applicable to the activity to be performed by such subcontractor in the same manner as such terms and conditions apply to such Party, including (i) the ownership and assignment of Inventions in accordance with Section 10.1 and (ii) the obligations of confidentiality and non-use no less stringent than those set forth in Article 11. The subcontracting Party shall be responsible for the direction and coordination of the performance of each subcontractor and shall ensure the subcontractor’s compliance with the terms and conditions of this Agreement. Each Party shall remain liable to the other Party for the acts and omissions of its subcontractors. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed directly against such subcontractor, for any obligation or performance hereunder, prior to proceeding directly against the subcontracting Party. Each Party shall use reasonable efforts to obtain and maintain copies of documents relating to the obligations performed by such subcontractors that are held by or under the control of such subcontractors and that are required to be provided to the other Party under this Agreement or the applicable Related Agreement.

5.13Quality Agreement. Latest within [*****], the Parties shall enter into a clinical quality agreement (as may be amended in accordance with its terms, the “Quality Agreement”) which shall govern clinical quality issues relating to the conduct of Combination Therapy Trials, including quality issues relating to the Affimed Product, the Artiva Product and the IL-2 Product.

5.14No Restrictions on Each Party’s Product.

(a)Provision of Products. This Agreement does not create any obligation on the part of either Party to provide its Product for any activities other than the Development activities for the Combination Therapy as set forth in the Development Plan.

(b)Clinical Trials; No Exclusive Relationship. Subject to Section 4.3, as applicable, nothing in this Agreement shall (i) prohibit either Party from performing Clinical Trials relating to its own Product, either individually or in combination with any other compound or product, in any therapeutic area or (ii) create an exclusive relationship between the Parties with respect to any Product.

6.	REGULATORY

6.1Overview.

(a)Affimed’s Responsibility. Affimed shall be solely responsible for the following activities in connection with the Combination Therapy Trials:

(i)preparing, obtaining, and maintaining regulatory filings and approvals solely related to the Affimed Product (including its use as part of the Combination Therapy in the Territory), provided that with respect to such regulatory filings and approvals, Affimed shall use Commercially Reasonable Efforts to ensure that such regulatory filings and approvals are not in conflict with, or otherwise endanger, the Regulatory Materials or the use of the Affimed Product as part of the Combination Therapy in the Territory;

(ii)acting as the sponsor of record as provided in 21 C.F.R. §312.50 or its equivalents, unless otherwise delegated in accordance with 21 C.F.R. §312.52 or its equivalents;

(iii)preparing and filing Regulatory Materials related to the Combination Therapy and Combination Therapy Trials during clinical development of the Combination Therapy, provided that Artiva shall have the right to review and comment on any Regulatory Materials related to the Combination Therapy as set forth in Section 6.2(a); and making all required submissions to Regulatory Authorities in the Territory related thereto on a timely basis;

(iv)listing each Combination Therapy Trial required to be listed on a public database, including clinicaltrials.gov or other public registry in any country in the Territory in which such Combination Therapy Trial is being conducted in accordance with Applicable Laws, and with Artiva’s cooperation, in accordance with Affimed’s internal policies on clinical trial registration; and

(v)pursuant to Section 6.4 and the Pharmacovigilance Agreement, owning and being responsible for the maintenance of the global safety database and safety reporting for the Combination Therapy.

(b)Artiva’s Responsibility. Artiva shall be solely responsible for preparing, obtaining, and maintaining all regulatory filings and approvals solely related to the Artiva Product (including its use as part of the Combination Therapy in the Territory), [*****].

6.2Regulatory Matters.

(a)Preparing and Filing Regulatory Materials during Clinical Development. During the clinical development of the Combination Therapy in accordance with this Agreement and the Development Plan, Affimed shall be solely responsible for preparing and filing all Regulatory Materials for the Combination Therapy at its sole cost. During the clinical development, Affimed shall (i) be the holder of all Regulatory Materials for the Combination Therapy and (ii) have primary operational responsibility for interactions with the applicable Regulatory Authorities in the Territory with respect to the Combination Therapy. Upon Affimed’s request, Artiva shall at its own cost provide reasonable support with respect to preparation of Regulatory Materials for the Combination Therapy, including by providing any data and information pertaining to the Artiva Product necessary for such filings (provided that Artiva may redact proprietary CMC, manufacturing process development information or any other information that Artiva reasonably determines to be competitively sensitive; provided further that if required by the applicable Regulatory Authority and upon Affimed’s request, Artiva shall provide unredacted data and information directly to the Regulatory Authorities). Affimed shall provide Artiva with copies of proposed Regulatory Materials with respect to the Combination Therapy (except to the extent solely relating to the Affimed Product) reasonably prior to submission to the applicable Regulatory Authority, and Artiva shall have the right to review and comment on such Regulatory Materials. [*****]. Affimed shall promptly notify Artiva of all Regulatory Materials that Affimed submits for the Combination Therapy and shall promptly provide Artiva with a copy of such Regulatory Materials (except to the extent solely relating to the Affimed Product) submitted to the relevant Regulatory Authorities.

(b)Interactions with Regulatory Authorities. Affimed shall be responsible for engaging, interfacing, corresponding or meeting with any Regulatory Authority regarding Combination Therapy in the Territory. Affimed shall notify Artiva of any scheduled meeting or conference with any Regulatory Authority that relates to the Combination Therapy reasonably in advance of such meeting and shall provide Artiva with any material documentation prepared for such meeting or conference prior to such meeting or conference (except to the extent solely relating to the Affimed Product). In addition, Affimed shall promptly notify Artiva of any Regulatory Authority meetings or inspections, or any other events potentially impacting regulatory status of the Combination Therapy Trial or the Artiva Product promptly after Affimed becomes aware of such. Artiva shall have the right (but not the obligation) to have a reasonable number of its personnel attend and participate in any such meetings, conferences and inspections, to the extent permitted by Applicable Laws and to the extent they do not solely relate to the Affimed Product. Affimed shall (i) without undue delay provide Artiva with copies of all correspondence to or from, and minutes of material meetings (including, for clarity, telephone conferences) with, any Regulatory Authority relating to Development of the Combination Therapy, (ii) allow Artiva to review and provide comments on any correspondence to Regulatory Authority prior to submission, and (iii) consider Artiva’s comments to such correspondence in good faith.

(c)Preparing and Filing Regulatory Materials for Regulatory Approval and Commercialization. Each Party shall use Commercially Reasonable Efforts to file for, obtain and maintain during the term of this Agreement, at its own cost, all Regulatory Approvals for its Product as required to Commercialize its Product as part of the Combination Therapy in the

Territory. To the extent required or useful, Affimed will coordinate the Parties’ separate filings for Regulatory Approvals under this Section 6.2(c).

6.3Right of Reference.

(a)Each Party hereby grants to the other Party a “right of reference” (as defined in 21 C.F.R. §314.3(b)), or similar “right of reference” as defined in applicable regulations in the relevant jurisdiction, with respect to any regulatory filings and approvals Controlled by such Party or its Affiliates in the Territory that solely relates to its Product (including, for clarity, CMC information and the drug master file for its Product) and data contained therein solely to the extent necessary for the other Party to (i) obtain Regulatory Approval for, and conduct, the Combination Therapy Trials and (ii) perform its obligations and exercise its rights with respect to the Combination Therapy as expressly permitted under this Agreement, and for no other purpose.

(b)Affimed hereby grants to Artiva a “right of reference” (as defined in 21 C.F.R. §314.3(b)), or similar “right of reference” as defined in applicable regulations in the relevant jurisdiction, with respect to any Regulatory Materials for the Combination Therapy in the Territory and the Combination Therapy Clinical Data contained therein solely (i) to the extent necessary for Artiva to apply for, obtain and maintain Regulatory Approvals for the Artiva Product either as a monotherapy or in combination with, or as part of a combination therapy with, agents or products other than the Affimed Product (but in no case in combination with an Innate Cell Engager Technology other than the Affimed Product), and (ii) for inclusion in the safety database for the Artiva Product.

(c)Each Party shall provide to the other Party a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate such right of reference set forth in Section 6.3(a) or Section 6.3(b). If, in any regulatory jurisdiction, it is not possible for a Party to provide such right of reference to the other Party pursuant to Section 6.3(a) or Section 6.3(b), such Party shall take commercially reasonable steps, subject to the terms and conditions of any applicable confidentiality obligations, to provide in lieu of such right of reference the right to use such regulatory filings, approvals and data contained therein (including, for clarity, Regulatory Materials and Combination Therapy Clinical Data contained therein) to the other Party solely for the purposes set forth in Section 6.3(a) or Section 6.3(b), as applicable. [*****]. Other than as set forth in this Section 6.3 and Section 4.2, no other right of reference (or right of use, as applicable) is granted by a Party to the other Party.

6.4Pharmacovigilance Agreement. The Parties will execute a Pharmacovigilance Agreement latest within [*****] for the exchange of relevant safety data within appropriate timeframes and in appropriate format to enable the Parties to fulfill local and international regulatory reporting obligations with respect to the use of the Products and the Combination Therapy and to facilitate appropriate safety reviews. The Pharmacovigilance Agreement shall set forth the responsibilities of each Party with respect to safety data reporting, and shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports and any other information concerning the safety of the Products and the Combination Therapy and shall ensure that adverse events associated with such Products and Combination Therapy and other safety information is exchanged according to a schedule that will permit each Party to comply with

Applicable Laws and regulatory requirements. Without limiting the generality of the foregoing, Affimed shall own, and shall be solely responsible for maintaining, the global safety database for the Combination Therapy, and shall be responsible for the safety reporting for the Combination Therapy to the applicable Regulatory Authority in the Territory. In the event of a conflict between the Pharmacovigilance Agreement and this Agreement, the Pharmacovigilance Agreement shall control with respect to its subject matter.

7.	PROMOTION AND COMMERCIALIZATION

7.1Overview. Subject to this Article 7 with respect to the Combination Therapy in the Territory, each Party shall have the right, at such Party’s sole discretion and cost, to Commercialize such Party’s Product worldwide, itself or with or through its Affiliates or any Third Parties. Affimed and its Affiliates shall have the sole right to Promote the Combination Therapy in the approved Indications in the Territory, provided that the foregoing shall not limit Artiva’s right to reference the Promotional Materials for the Combination Therapy in connection with the Commercialization of the Artiva Product or participate in trade shows or conducting similar activities relating to the Combination Therapy, in each case in accordance with Applicable Law and provided that Artiva shall in each case only use Promotional Material for the Combination Therapy which has been approved by Affimed and, to the extent required, by the JCC pursuant to Section 3.3(b)(iii). For the avoidance of doubt, each Party shall be solely responsible for maintaining all Regulatory Approvals for the Combination Therapy in the Territory at its sole cost in accordance with Section 6.2(c).

7.2Combination Therapy Promotion Plan.

(a)Combination Therapy Promotion Plan. Within [*****] days after Affimed’s completion of a Pivotal/Registrational Trial of the Combination Therapy, or [*****] after Affimed’s submission of its first application for Regulatory Approval for the Affimed Product for the Combination Therapy in the Territory, Affimed (or its Affiliate) shall submit to the JCC for review a written plan that sets forth a high-level Promotion strategy (which may include Affiliates of the Parties) with respect to the Combination Therapy (as may be amended, the “Combination Therapy Promotion Plan”). [*****].

(b)Amendment to the Combination Therapy Promotion Plan. The JCC shall regularly review and discuss the Combination Therapy Promotion Plan and subject to Section 3.5, the JCC may, as necessary, review and update the then-current Combination Therapy Promotion Plan. In the event of any inconsistency between the Combination Therapy Promotion Plan and this Agreement, the terms of this Agreement shall prevail.

7.3Promotion of the Combination Therapy.

(a)Launch Preparation of Products; Pricing. Each Party shall be solely responsible for preparation of its Product for launch, including in relation to the Combination Therapy. As between the Parties, Affimed shall be solely responsible for determining the price of the Affimed Product, the ranges for any price increases or decreases, the annual price ranges for discounting or rebate, and price negotiations and other interactions with Third Party payors or purchasers of the Affimed Product in the Territory. As between the Parties, Artiva shall be solely responsible for determining the price of the Artiva Product, the ranges for any price increases or decreases, the annual price ranges for discounting or rebate, and price negotiations and other interactions with Third Party payors or purchasers of the Artiva Product in the Territory.

(b)Filling Orders; Booking of Sales.

(i)As between the Parties, each Party shall be solely responsible for filling orders for its Product. Each Party shall book all sales of its Product by or on behalf of such Party, its Affiliates or licensees in accordance with the Accounting Standards. Each Party shall independently maintain an internal system, in accordance with the Accounting Standards and the In-Scope Adjusted Revenue Tracking Methodology, to separately track In-Scope Artiva Sales in the case of Artiva, and In-Scope Affimed Sales in the case of Affimed.

(ii)As between Affimed and Artiva, Affimed (or its Affiliate or licensee, as applicable) shall keep one hundred percent (100%) of proceeds generated from Affimed’s Commercialization of the Affimed Product and Artiva (or its Affiliate or licensee, as applicable) shall keep one hundred percent (100%) of proceeds generated from Artiva’s Commercialization of the Artiva Product, in each case subject to the payment obligation with respect to In-Scope Artiva Adjusted Revenue and In-Scope Affimed Adjusted Revenue under Section 9.2.

(c)Promotional Activities.

(i)Affimed (or its Affiliate), at its sole discretion, shall be responsible for promotional activities related to the launch and ongoing Commercialization of the Affimed Product, including Promotional Materials for the Affimed Product, that do not involve the Promotion of the Combination Therapy in the Territory. Artiva, at its sole discretion, shall be responsible for promotional activities related to the launch and ongoing Commercialization as specifically related to the Artiva Product, including Promotional Materials for the Artiva Product, that do not involve the Promotion of the Combination Therapy in the Territory.

(ii)Affimed (or its Affiliate) shall be responsible for promotional activities related to the launch and ongoing Promotion of the Combination Therapy in accordance with Section 7.3(c). Subject to Section 7.3(c)(iv), Affimed (or its Affiliate) shall be responsible for creating Promotional Materials for Promotion of the Combination Therapy for review and, if required according to Section 3.3(b)(iii), approval by the JCC. Prior to approval of the Promotional Materials for the Combination Therapy by the JCC, if required according to Section 3.3(b)(iii) (including the resolution of any dispute thereof in accordance with Section 3.5), Affimed (or its Affiliate) shall Promote the applicable Combination Therapy in the Territory using only the approved product labels and inserts as related to the Combination Therapy approved by the applicable Regulatory Authority. Affimed (or its Affiliate) shall be responsible for ensuring that such Promotional Materials for the Combination Therapy comply with Applicable Laws and the applicable Regulatory Approvals for the Combination Therapy. Either Party may submit updates to Promotional Materials for the Combination Therapy for review and, if required according to Section 3.3(b)(iii), approval by the JCC if (A) such update is based on relevant new scientific, medical or clinical data, relevant new regulatory or legal developments, or changes to the label or inserts approved by the applicable Regulatory Authority for the applicable Combination Therapy, and (B) in the absence of such update, the use of the Promotional Materials would not comply with Applicable Laws in the Territory, and neither Party’s representative(s) on the JCC shall unreasonably withhold approval, if required according to Section 3.3(b)(iii), to adopt such updates.

(iii)[*****].

(iv)Unless otherwise approved by the JCC, in the performance of Promotion of the Combination Therapy pursuant to this Agreement, neither Party shall use the trademarks, logos, Promotional Materials, trade dress, copyrights, corporate logos, corporate names, visual identity and branding elements of the other Party (or the other Party’s other products) without the prior written consent of such other Party.

7.4Progress Updates for Promotion of Combination Therapy. Through the JCC, Affimed shall provide Artiva with a summary of Affimed’s Promotion of the Combination Therapy in the Field in the Territory since the last meeting of the JCC.

8.	MANUFACTURE AND SUPPLY

8.1Overview.

(a)Clinical Demand Plan and Demand Projections. As part of the Development Plan, the Parties shall agree on the initial projections of requirements of the Affimed Product, the Artiva Product and the IL-2 Product for the conduct of the Combination Therapy Trials (“Clinical Demand Plan”), to be updated from time to time, as required, through the JSC. [*****]. The Demand Projections shall be updated on a rolling quarterly basis through the JCC.

(b)Affimed’s Responsibility. Affimed shall use Commercially Reasonable Efforts to supply (including all Manufacturing, acceptance and release testing) sufficient quantities of the Affimed Product in connection with the Development of the Combination Therapy as set forth in the Development Plan and Clinical Demand Plan and Commercialization of the Affimed Product for use in the Combination Therapy based on the Demand Projections, at Affimed’s sole cost. Affimed shall ensure that the Affimed Product is Manufactured in accordance with Applicable Laws and the Quality Agreement and shall be of equivalent quality to the Affimed Product used by Affimed for its own development and commercialization of the Affimed Product in the Territory.

(c)Artiva’s Responsibility. Artiva shall use Commercially Reasonable Efforts to supply (including all Manufacturing, acceptance and release testing) sufficient quantities of (i) the Artiva Product and IL-2 Product for the conduct of Combination Therapy Trials as set forth in the Development Plan and Clinical Demand Plan, and (ii) the Artiva Product in connection with Commercialization of the Artiva Product for use in the Combination Therapy based on the Demand Projections, in each case of clauses (i) and (ii), at Artiva’s sole cost. Artiva shall ensure that the Artiva Product is Manufactured in accordance with Applicable Laws and the Quality Agreement and shall be of equivalent quality to the Artiva Product used by Artiva for its own development and commercialization of the Artiva Product in the Territory.

8.2Approvals. Each Party is responsible for obtaining all approvals and permits (including facility licenses) that are required to Manufacture its Product in accordance with Applicable Law at its sole cost.

8.3Shortage; Allocation. [*****].

8.4Manufacturing Records. Each Party shall create and maintain complete and accurate records in all material respects pertaining to its Manufacture of its Product supplied hereunder in accordance with Applicable Laws.

8.5Quality. Each Party shall implement and perform operating procedures and controls for sampling, stability and other testing of its Product, and for validation, documentation and release of its Product and such other quality assurance and quality control procedures in accordance with Applicable Laws.

9.	FINANCIAL PROVISIONS

9.1Development Costs. If the Parties perform Confirmatory Combination Therapy Trial Activities in accordance with Section 5.4, within [*****] after the end of each Calendar Quarter, each Party shall provide to the other Party a written report of its actual FTE Costs and Out-of-Pocket Expenses incurred with respect to the performance of such Confirmatory Combination Therapy Trial Activities to be shared by the Parties in accordance with Section 5.4 for such Calendar Quarter. If requested by the other Party, the reporting Party will promptly provide invoices or other supporting documentation in sufficient detail to permit the other Party to confirm the accuracy of the reported actual FTE Costs and Out-of-Pocket Expenses pursuant to this Section 9.1. The Parties shall agree in writing on the calculation of any payment to be paid by Artiva to Affimed or by Affimed to Artiva so that each Party will bear fifty percent (50%) of the FTE Costs and Out-of-Pocket Expenses incurred by the Parties for the conduct of such Confirmatory Combination Therapy Trial Activities in accordance with Section 5.4. The Party that is owed a payment in accordance with the foregoing shall invoice the other Party for the amount of such payment and the other Party shall pay such invoiced amount within [*****] after delivery of such invoice; provided that, in the event of any dispute regarding any such payment owed by a Party under this Section 9.1, the undisputed portion of such payment shall be paid in accordance with the foregoing timeline by the applicable Party, and the remaining, disputed portion shall be paid after the Parties resolve such dispute in good faith.

9.2Agreement Payments.

(a)Tracking Methodology. Within [*****] after the latter of Affimed’s and Artiva’s submission of their respective first application for Regulatory Approval for the Combination Therapy in the Territory, the Parties shall mutually agree in writing on a methodology for tracking In-Scope Adjusted Revenue (the “In-Scope Adjusted Revenue Tracking Methodology”). [*****]. The JCC may, as necessary, review and update the In-Scope Adjusted Revenue Tracking Methodology; provided that, for avoidance of doubt, any changes will require mutual agreement by the Parties. If the Parties agree to use the same data source for the tracking of both Products, the Parties shall equally share those costs.

(b)Reports. Commencing upon the Calendar Quarter in which the First Commercial Sale of any In-Scope Artiva Sale occurs and thereafter during the Agreement Payments Term, Artiva shall, within [*****], unless extended by mutual agreement, after the end of such Calendar Quarter, provide Affimed with a report stating the In-Scope Artiva Adjusted Revenue during the applicable Calendar Quarter, calculated in accordance with Section 1.83 (expressed in local currency and converted to Dollars, if applicable). Commencing upon the Calendar Quarter in which First Commercial Sale of any In-Scope Affimed Sale occurs and thereafter during the Agreement Payments Term, Affimed shall, within [*****] days after the end of such Calendar Quarter, unless extended by mutual agreement, provide Artiva with a report stating the In-Scope Affimed Adjusted Revenue during the applicable Calendar Quarter calculated in accordance with Section 1.81 (expressed in local currency and converted to Dollars, if applicable). The format and content of each report shall be in the form outlined in the In-Scope Adjusted Revenue Tracking Methodology in accordance with Section 9.2(a).

(c)Agreement Payments. The Parties agree to Agreement Payments that achieve, after each Agreement Payment, an as adjusted proportion of Affimed In-Scope Adjusted Revenue to total In-Scope Adjusted Revenue (Affimed In-Scope Adjusted Revenue plus Artiva In-Scope Adjusted Revenue) equal to sixty-seven percent (67%) (the “Agreed Value”), unless otherwise adjusted pursuant to Section 16. Commencing upon the First Commercial Sale of any In-Scope Adjusted Revenue in the Field in the Territory and continuing during the Agreement Payments Term on a quarterly basis, Artiva shall pay to Affimed (or its designated Affiliate), or Affimed (or its designated Affiliate) shall pay to Artiva, a payment as follows (the “Agreement Payments”):

Agreement Payment = [ [ (In-Scope Affimed Adjusted Revenue ) + (In-Scope Artiva Adjusted Revenue ) ] x Agreed Value ] - In-Scope Affimed Adjusted Revenue

If the calculated Agreement Payment is a positive amount, Artiva shall pay the Agreement Payment for such Calendar Quarter to Affimed (or its designated Affiliate). If the calculated Agreement Payment is a negative amount, Affimed (or its designated Affiliate) shall pay the Agreement Payment for such Calendar Quarter to Artiva.

The Parties shall agree in writing on the Agreement Payment for a Calendar Quarter within [*****] days following the receipt of both the In-Scope Artiva Adjusted Revenue report and In-Scope Affimed Adjusted Revenue report for such Calendar Quarter, and the Party owing the Agreement Payment shall make such payment within [*****] after such agreement. [*****].

9.3Payments. All payments by a Party to the other Party under this Agreement shall be made in US Dollars via electronic funds transfer in the requisite amount to such bank account as such other Party may from time to time designate by notice in writing to the paying Party, provided that any change in bank account shall become effective no earlier than the [*****] following the notice to the paying Party. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of any In-Scope Artiva Adjusted Revenue or In-Scope Affimed Adjusted Revenue) expressed in currencies other than Dollars), the Party responsible for such calculations shall convert any amount expressed in a foreign currency into US Dollar equivalents pursuant to Section 9.6. For clarity, any reference in this Agreement to $ shall be construed as a reference to US Dollar.

9.4Taxes.

(a)Withholding Taxes. Except as otherwise provided in this Section 9.4, each Party shall pay all income and other taxes (including interest) imposed on or measured with respect to its own income accruing with respect to payments pursuant to this Agreement. If Applicable Laws require the withholding of taxes from any payments made by either Party under this Agreement, such Party will make such withholding payments and will subtract the amount thereof from the payments made by it under this Agreement. The withholding Party will timely remit any amounts withheld under this provision to the appropriate governmental authority and will submit to the other Party appropriate proof of payment of the withheld taxes as well as the official receipts within a reasonable period of time. If the withholding Party determines that any withholding in respect of taxes is required with respect to any payment made by it to the other Party under this Agreement, such Party shall cooperate with and use best efforts to assist the other Party in order to allow the other Party to eliminate or mitigate any such withholding tax obligations with respect to such payments, including obtaining the benefit of any present or future treaty against double taxation which may apply to such payments. Without limiting the foregoing, the Parties each agree to inform the other as soon as reasonably practicable concerning any anticipated withholding taxes, cooperate in good faith to minimize the overall taxes, levies, imposts, duties and fees of whatever nature imposed in respect of the payments to be made under this Agreement; provided that the foregoing efforts shall not obligate either Party to expose itself or its Affiliates to any additional risk or increased external costs hereunder unless the other Party offers to reimburse such external costs. Prior to any payment to be made pursuant to this Agreement, each Party shall provide the other with such forms or documentation as may be reasonably necessary to eliminate or reduce any applicable withholding taxes, provided, that Affimed shall satisfy this provision by providing Artiva with (i) an Internal Revenue Service Form W-8BEN-E, claiming eligibility for the benefits of the income tax treaty between the United States and Germany or (ii) causing its Affiliate that is entitled to receive payments pursuant to this Agreement with an Internal Revenue Service Form W-9, or such other Internal Revenue Service form establishing a reduction or elimination of withholding taxes on which Artiva can rely. It is further provided that Artiva shall satisfy this provision by providing Affimed with an Internal Revenue Service Form W-9. Each Party represents that as of the date of this Agreement, based on present knowledge, it does not intend to withhold tax on payments to the other Party under this Agreement.

(b)Later Imposed Withholding.

(i)In the event that a Party (the “Paying Party”) does not withhold taxes from a payment due to the other Party (the “Recipient Party”) under this Agreement, and a governmental authority proposes to impose a liability in respect to withholding taxes in connection with such payment against the Paying Party (together with any penalties and interest imposed in connection therewith, a “Later Imposed Withholding”) the Paying Party shall promptly notify the Recipient Party of such proposal, forward any information received and shall cooperate with the Recipient Party in evaluating any such claim. If the Recipient Party chooses to contest any such claim, it shall control any such contest at its own expense. The Paying Party shall reasonably cooperate with any such contest, including facilitating the Recipient Party’s control thereof (e.g., by executing powers of attorney) and the Recipient Party shall reimburse the Paying Party for any reasonable out-of-pocket costs incurred in connection with such cooperation.

(ii)Upon either (i) a governmental authority successfully assessing a deficiency for any Later Imposed Withholding under a final determination in respect of such tax which, under applicable law, is not subject to further review, appeal or modification due to through proceedings or otherwise (including as a result of the expiration of a statute of limitations or period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or analogous provisions of state, local or non-U.S. law, or (ii) the Recipient Party electing to not contest (or continue to contest) a proposed liability, the Recipient Party will indemnify the Paying Party for such Later Imposed Withholding.

(iii)At the Paying Party’s election, (i) the Paying Party may offset the amount of such Later Imposed Withholding indemnifiable pursuant to Section 9.4(b)(ii) from future payments due to the Recipient Party under this Agreement, or (ii) the Recipient Party shall pay the amount of such Later Imposed Withholding indemnifiable pursuant to Section 9.4(b)(ii) to the Paying Party promptly upon request. Promptly following the Paying Party withholding any Later Imposed Withholding or the Recipient Party remitting any Later Imposed Withholding to the Paying Party, the Paying Party will (A) pay to the relevant governmental authority the amount of such Later Imposed Withholding; and (B) provide evidence of such payment to the Recipient Party on a reasonable and timely basis. In the event that any Later Imposed Withholding is subsequently reduced, the Parties shall ensure that the benefit of such reduction is paid over to the Recipient Party.

(c)VAT. All payments or other consideration payable under this Agreement are exclusive of VAT. If and to the extent VAT (i) is properly chargeable in accordance with applicable laws in respect of, or as a result of, any supplies of goods or services, or sales rendered under this Agreement and (ii) is to be paid to the competent tax authorities by the Party making such supply of goods or services, or sales, the receiving Party shall pay, in addition to the payment (or the provision of other consideration for such supply or sales), an amount equal to such VAT at the applicable rate to the providing Party upon receipt of a valid VAT invoice (or, if later, on the due date for payment (or the provision of such other consideration) for such supply or sale). The Parties shall issue invoices for all amounts payable or other consideration provided under this Agreement consistent with applicable VAT laws and regulations and irrespective of whether the sums or other consideration may be netted for settlement purposes. Each Party shall provide such information as is reasonably requested by the other Party to enable the recovery, as permitted by applicable laws, of any VAT charged in respect of any supplies of goods or services, or sales, rendered under this Agreement, such recovery being for the benefit of the Party bearing the economic cost of such VAT under this Section 9.4(c). Notwithstanding the foregoing, if as a result of any assignment or sublicense by the Party providing the supply or service, any change in such providing Party’s tax residency, any change in the entity that provides the supply or service, or any failure on the part of such providing Party to comply with applicable law (other than any failure resulting from reliance on any certification or other information provided by the Party receiving the supply or service with respect to the amount of applicable VAT) with respect to VAT (including filing or record retention requirements), VAT is imposed that would not otherwise have been imposed (“Incremental VAT”), then, if and to the extent such Incremental VAT cannot be offset or recovered by means of an input VAT deduction by the Party receiving the supply or service, the Party providing the supply or service shall be solely responsible for the amount of such Incremental VAT and shall indemnify the Party receiving the supply or service so that such receiving Party is left in the same after-Tax position it would have been in had there been no such imposition of Incremental VAT.

(d)Where under the terms of this Agreement, one Party is liable to indemnify or reimburse another person in respect of any costs, charges or expenses, the payment shall only include an amount equal to any VAT thereon not recoverable by the other Party (or the principal or representative member of any VAT group of which it forms part), subject to that Party (or representative member) taking all reasonable steps to recover such amount of VAT as may be practicable.

(e)Foreign Derived Intangible Income. Affimed shall use Commercially Reasonable Efforts to provide, and to cause its Affiliates, subcontractors, sublicenses, customers, and applicable Third Parties to provide, any information and documentation reasonably requested by Artiva and reasonably available to Affimed to obtain the benefits of Section 250 of the Internal Revenue Code of 1986, as amended and the applicable Treasury Regulations, with Artiva reimbursing Affimed for all out-of-pocket costs.

9.5Interest. If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon. All interest shall accrue and be calculated on a daily basis (both before and after any judgment) at a rate per annum equal to [*****] above the then current “prime rate” in effect published in The Wall Street Journal (U.S., Eastern Edition), but in no event in excess of the maximum rate permissible under applicable law, for the period from the due date for payment until the date of actual payment.

9.6Currency; Exchange Rate. All payments under this Agreement shall be payable in US Dollars. When conversion of payments from any foreign currency is required in connection with the payment of any payment obligations under this Agreement, such conversion shall be made by each Party according to the conversion mechanism it generally applies under its Accounting Standards.

9.7Financial Records; Audit.

(a)Record-Keeping Obligations. Each Party shall, and shall cause its Affiliates and (using reasonable efforts) its licensees to, keep and maintain complete and accurate books and records pertaining to: (i) all costs incurred by such Party in connection with the performance of Confirmatory Combination Therapy Trial Activities in sufficient detail to permit the other Party to confirm the basis and accuracy of the costs incurred by such Party under this Agreement; (ii) inputs necessary to calculate the Agreement Payment in accordance with Section 9.2(c); (iii) with respect to Artiva only, all In-Scope Artiva Adjusted Revenue, and (iv) with respect to Affimed only, all In-Scope Affimed Adjusted Revenue. Such books and records shall be retained by such Party (and its Affiliates and licensees) until the later of: (A) [*****] after the end of the period to which such books and records pertain; or (B) the expiration of the applicable tax statute of limitations (including any extensions thereof), or for such longer period as may be required by Applicable Law.

(b)Audit. At the request of the other Party, each Party shall, and shall cause its Affiliates and (using reasonable efforts) its (sub-)licensees to, permit an independent public accounting firm of internationally recognized standing designated by the other Party and reasonably acceptable to the audited Party, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Section 9.7(a) to ensure the accuracy of all reports, invoices and payments made hereunder. [*****]. The accounting firm shall disclose to the auditing Party only whether the audited information is correct or incorrect and the specific details concerning any discrepancies. Except as provided below, the cost of any audit conducted pursuant to this Section 9.7(b) shall be borne by the auditing Party, unless the audit reveals a variance of more than [*****] from the reported or invoiced amounts, in which case, the audited Party shall bear the full cost of the audit. If such audit concludes that (A) additional amounts were owed by the audited Party, the audited Party shall pay the additional amounts, plus interest calculated in accordance with Section 9.5 or (B) excess payments were made by the audited Party, the auditing Party shall reimburse the audited Party for any such excess payments, in each case of clause (A) or (B), within [*****] of the accounting firm’s audit report.

10.	INTELLECTUAL PROPERTY

10.1Ownership.

(a)Background Technology. Subject to the rights granted under Section 4.1, (i) Artiva will retain all rights, title, and interests in and to Artiva Background Technology, (ii) Affimed will retain all rights, title, and interests in and to Affimed Background Technology, and (iii) each Party will retain its joint rights, title and interest in and to all Joint Background Patents and Joint Background Know-How.

(b)Program Inventions

(i)Artiva Product Inventions. Artiva shall solely own all rights, title, and interest in and to any and all Inventions (and intellectual property rights therein) that solely constitute an improvement or enhancement to Artiva Background Technology, including any Inventions (and intellectual property rights therein) solely relating to [*****] (“Artiva Product Inventions”). Affimed hereby irrevocably assigns to Artiva all its rights, title and interest in and to all Artiva Product Inventions. Artiva Product Inventions shall be the Confidential Information of Artiva.

(ii)Affimed Inventions. Affimed shall solely own all rights, title, and interest in and to any and all Inventions (and intellectual property rights therein) that solely constitutes an improvement or enhancement to any Affimed Background Technology, including any Inventions (and intellectual property rights therein) solely relating to [*****] (“Affimed Inventions”). Artiva hereby irrevocably assigns to Affimed all its rights, title and interest in and to all Affimed Inventions. Affimed Inventions shall be the Confidential Information of Affimed.

(iii)Joint Collaboration Inventions. The Parties shall jointly own all rights, title, and interest in and to any and all Inventions that are not Affimed Inventions or Artiva Product Inventions, including all intellectual property rights therein (“Joint Collaboration Inventions”), and all Patents claiming any Joint Collaboration Invention (“Joint Collaboration Patents”). Each Party hereby assigns to the other Party such interest in such Joint Collaboration Inventions and Joint Collaboration Patents as necessary to vest joint ownership in the Parties.

Except as expressly provided under this Agreement, unless otherwise agreed by the Parties on a commercially reasonable royalty or other compensation for the practice of such Joint Collaboration Inventions or any Joint Collaboration Patents, neither Party shall have any rights to license, assign or exploit its interests in any Joint Collaboration Invention or Joint Collaboration Patent anywhere in the world. [*****].

(c)Non-Program Inventions. The Parties acknowledge and agree that each of the Parties Controls and may gain Control over certain Know-How and other intellectual property rights with respect to NK Cell technology and/or Innate Cell Engager Technology through activities outside the scope of the collaboration hereunder and independent of the Parties’ performance hereunder or the Combination Therapy Trials or activities under the Development Plan, which are in each case not provided by the Controlling Party nor used for the conduct of the Combination Therapy Trial or activities under the Development Plan (the “Non-Program Inventions”). The Party that Controls such Non-Program Inventions shall retain all rights, title, and interests in and to such Non-Program Inventions, and such Non-Program Inventions shall not be subject to Section 10.1(b).

10.2Prosecution and Maintenance.

(a)Product Patents. Artiva shall have the sole right, at its sole expense, to Prosecute and Maintain, defend and enforce any and all Patents that Cover an Artiva Product Invention (and not an Affimed Invention or Joint Collaboration Invention) (“Artiva Product Patents”). Affimed shall have the sole right, at its sole expense, to Prosecute and Maintain, defend and enforce any and all Patents that Cover an Affimed Invention (and not an Artiva Product Invention or Joint Collaboration Invention) (“Affimed Patents”). [*****].

(b)Joint Patents.

(i)Promptly following the Effective Date, patent representatives of each of the Parties shall discuss the patenting strategy for any Joint Collaboration Inventions which may arise. In particular, the Parties shall discuss whether to file a Joint Patent and the strategy for the Prosecution and Maintenance of such Joint Patent. For the avoidance of doubt, (i) any Patent that Covers both (A) an Artiva Product Invention and (B) any other Invention, and (ii) any Patent that Covers both (1) an Affimed Invention and (2) any other Invention, in each case of ((i) and (ii)), shall be a Joint Patent. [*****].

(ii)[*****].

10.3Enforcement.

(a)Notice. Each Party shall notify the other Party in writing of any threatened or actual infringement, misuse, or misappropriation by any Third Party of any Joint Technology (including any Joint Patent), or any declaratory judgment action relating thereto (“Infringement”), promptly after becoming aware of any such Infringement.

(b)Coordination; Recovery. The Parties will promptly meet, discuss and agree, in light of the circumstances of such Infringement, which Party should take the lead or whether the Parties should jointly lead in initiating legal action to enforce any Joint Patents against infringement, and to protect any Know-How within Joint Technology from misappropriation, or to defend any declaratory judgment action relating thereto. If the Parties mutually agree to initiate such legal proceeding, each Party shall be responsible for [*****] of the reasonable, verifiable, and out-of-pocket costs incurred in connection with such action. [*****].

(c)Allocation of Recoveries. Any damages recovered from a Third Party in an Infringement action shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses), [*****].

10.4Infringement of Third Party Rights.

(a)Notice. If the Development or Promotion of the Combination Therapy or the conduct of any Combination Therapy Trial becomes the subject of a claim of infringement of a Patent, copyright, or other proprietary right by a Third Party, the Party first having notice of the claim shall promptly notify the other Party and, without regard to which Party is charged with said infringement and the venue of such claim, the Parties shall promptly confer to discuss the claim and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute.

(b)Coordination; Recovery. If an infringement claim described in Section 10.4(a) is brought against one or both Parties, except as provided in the last sentence of this Section 10.4(b), the Parties shall defend such claim jointly, unless they agree otherwise in writing. [*****]. If the charged Party does not commence actions to defend such claim within thirty (30) days after being so charged, then the other Party shall have the right, but not the obligation, to defend such claim. The non-defending Party shall reasonably cooperate with the Party conducting the defense of the claim and shall have the right to participate with separate counsel at its own expense, and the defending Party shall consider in good faith the non-defending Party’s comments and suggestions on strategy for defending such action. The Party defending the claim shall bear the costs of the defense of any such claim and shall have sole rights to any recovery. No Party shall enter into any settlement concerning activities under this Agreement or any Combination Therapy that affects the other Party’s rights under this Agreement or imposes any obligations on the other Party, including any admissions of wrongdoing on behalf of the other Party, without such other Party’s prior written consent, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, if a claim of infringement described in Section 10.4(a) is attributable solely to one Party’s Development, Manufacture or Commercialization of its Product, such Party shall have the sole right and obligation, to defend and settle the disposition of such claim, at its sole expense, in a manner not to materially adversely impact the other Party’s rights under this Agreement.

10.5Use of Confidential Information. Except as expressly provided in Section 10.2, each Party agrees to make no patent application based on the other Party’s sole Confidential Information, to incorporate any Confidential Information solely owned by the other Party into a patent application, and to give no assistance to any Third Party for such application, without the other Party’s prior written authorization.

10.6Inventor Compensation. Each Party shall be responsible for payment of any consideration which it is required to pay to its employees or independent consultants or subcontractors as compensation for the assignment of rights to any Artiva Product Inventions, Affimed Inventions, or Joint Collaboration Inventions, as applicable, according to the legal provisions applicable in the relevant country and/or a contractual obligation.

10.7Joint Research Agreement. The Parties acknowledge and agree that this Agreement will be deemed to be a joint research agreement as referenced in 35 United States Code Section 102(c), and that Inventions arising under this Agreement are intended to have the benefit of the rights and protections conferred hereunder.

11.	CONFIDENTIALITY

11.1Definition and Ownership of Confidential Information. As used herein, “Confidential Information” of a Party means any and all nonpublic information (including Know-How) of such Party that is disclosed in connection with this Agreement or any Related Agreement (whether orally, electronically, visually or in writing) by or on behalf of such Party to the other Party or its designee. Except as otherwise expressly provided in the Agreement, Inventions and other intellectual property shall be the Confidential Information of the Party(ies) that own such Inventions and other intellectual property. [*****]. The terms and conditions of this Agreement shall be Confidential Information of both Parties.

11.2Disclosure and Use of Confidential Information.

(a)Confidentiality and Non-Use Obligations. Except to the extent expressly authorized by this Agreement, each Party (for purposes of this Article 11, the “Receiving Party”) in possession of Confidential Information of the other Party (for purposes of this Article 11, the “Disclosing Party”) shall: (i) hold in confidence and not disclose the Disclosing Party’s Confidential Information to any Third Party without prior written consent of the Disclosing Party, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, and (ii) only use (or permit the use of) the Disclosing Party’s Confidential Information as expressly permitted by this Agreement or any Related Agreement or for the performance of the Receiving Party’s obligations or the exercise of the Receiving Party’s rights under this Agreement or any Related Agreement; provided that, notwithstanding the foregoing ((i) and (ii)), with respect to any Confidential Information that constitutes Combination Therapy Clinical Data, the applicable Receiving Party shall have the right to use such Combination Therapy Clinical Data as provided in Section 4.2.

(b)Exceptions. The Receiving Party’s obligations set forth in Section 11.2(a) shall not apply to that portion of the Disclosing Party’s Confidential Information to the extent that the Receiving Party establishes by contemporaneous written evidence that such Confidential Information:

(i)was known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(ii)was generally available to the public or otherwise part of the public domain, at the time of disclosure by the Disclosing Party;

(iii)becomes generally available to the public or otherwise part of the public domain after the disclosure by the Disclosing Party, other than through any act or omission of the Receiving Party in breach of this Agreement;

(iv)is subsequently disclosed to the Receiving Party by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the Disclosing Party; or

(v)is subsequently and independently developed by employees, subcontractors or sublicensees of the Receiving Party or its Affiliates without use of or reference to the Disclosing Party’s Confidential Information, other than through any act or omission of the Receiving Party in breach of this Agreement.

11.3Authorized Disclosures.

(a)Applicable Law. The Receiving Party may disclose the Disclosing Party’s Confidential Information if such disclosure is required by Applicable Law (including to comply with the order of a court of competent jurisdiction or in connection with any filing with a securities exchange), but only to the extent such disclosure is reasonably necessary for such compliance; provided, however, except as otherwise required or necessitated by such Applicable Law, the Receiving Party shall provide prompt written notice of such disclosure requirement to the Disclosing Party and provide reasonable assistance to enable the Disclosing Party to seek a protective order or otherwise limit or prevent such disclosure. In any event, the Receiving Party shall only disclose that portion of the Confidential Information that is legally required to be disclosed. Any Confidential Information that is disclosed in order to comply with Applicable Law pursuant to this Section 11.3(a) will remain otherwise subject to the confidentiality and non-use provisions of this Article 11 with respect to such Receiving Party disclosing such Confidential Information.

(b)Regulatory Authorities. The Receiving Party may disclose the Disclosing Party’s Confidential Information to Regulatory Authorities to the extent such disclosure is required to comply with Applicable Laws or is in connection with such Party’s regulatory filings, submissions and communications with Regulatory Authorities regarding such Party’s Product.

(c)Combination Therapy Trials. The Receiving Party may disclose the Disclosing Party’s Confidential Information to Third Party subcontractors engaged by the Receiving Party in accordance with Section 5.12(b) to the extent such disclosure is required to conduct the Combination Therapy Trials or to otherwise fulfill its obligations under this Agreement; provided, however, that any such subcontractors must be contractually bound in writing by obligations substantially similar to those set forth in this Article 11 and comply with other requirements set forth in Section 5.12(b).

(d)Prosecution and Maintenance of Patents. The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent such disclosure is required for the Receiving Party’s Prosecution and Maintenance of Affimed Patents or Joint Patents (in the case the Receiving Party is Affimed), or Artiva Product Patents (in the case the Receiving Party is Artiva), in each case, as contemplated by this Agreement and in accordance with Section 10.2.

(e)Other Authorized Disclosures. The Receiving Party may disclose the Disclosing Party’s Confidential Information, on a confidential basis and to the extent reasonably necessary, to its Affiliates, employees, board members, accountants, attorneys, auditors and other professional, scientific and medical advisors for the sole purpose of enabling such disclosees to provide advice to such Party in connection with the research, development or commercialization of such Party’s Product (and except to the extent such disclosee is or could reasonably be expected to be in a conflict of interest in respect of such Confidential Information, or such disclosure would be against applicable insider trading rules). [*****].

(f)Terms of this Agreement. The Parties acknowledge that either or both Parties may be obligated to file under Applicable Laws a copy of this Agreement with the SEC or other similar governmental authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party and permitted by such governmental authority. In the event of any such filing, the filing Party will consult with the other Party on the provisions of this Agreement to be redacted in any filing made with the SEC or as otherwise required by Applicable Laws; provided that the filing Party shall have the right to make any such filing as it reasonably determines necessary under Applicable Laws.

11.4Continuing Obligation. Article 11 shall survive the expiration or termination of this Agreement for a period of [*****].

11.5Personal Information. All Confidential Information containing Personal Information shall be handled in accordance with all Applicable Laws relating to data protection and privacy.

11.6Return or Destruction of Confidential Information. Upon expiration or any early termination of this Agreement, or upon the Disclosing Party’s earlier written request, the Receiving Party shall either return to the Disclosing Party or destroy (at the Disclosing Party’s option): (a) all Confidential Information (including all copies, records and other embodiments thereof, in any medium) in its possession (with the exception of one (1) copy of such Confidential Information, which may be retained by the legal department of the Receiving Party in its secure archives to confirm compliance with the non-use and non-disclosure obligations under this Agreement); and (b) any Confidential Information of the Disclosing Party contained in its laboratory notebooks or databases; provided that (with respect to both clauses (a) and (b)) the Receiving Party may retain and continue to use such solely-owned Confidential Information of the other Party, to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement; provided, further, that (with respect to both clauses (a) and (b)) such Confidential Information of the Disclosing Party existing on any backup, back-end, or archiving system, or in electronic files of the Receiving Party that are not reasonably accessible, and which cannot be reasonably deleted from such systems or files, may be retained by the Receiving Party.

12.	PRESS RELEASES AND PUBLICATIONS

12.1Press Release; Public Disclosure. The Parties shall jointly agree to the content and timing of all external communications with respect to this Agreement, including an initial press release to be jointly issued by the Parties in the form attached hereto as Exhibit 12.1, subsequent press releases, media Q&As, and the content and wording of any listing of a Combination Therapy Trial on a public database or public registry (such as clinicaltrials.gov). Both Parties may make subsequent press release or public disclosure of prior disclosures agreed by the Parties; provided that such subsequent disclosure does not (a) include any new data or information, conclusions, or other non-public information about the other Party, or (b) present the previously agreed content in a form or manner that materially alters the conclusion or subject matter therein.

12.2Publication of Combination Therapy Clinical Data.

(a)Registration; Initial Publication of Combination Therapy Clinical Data. To the extent required by Applicable Law, Affimed will register the Combination Therapy Trials with the clinical trials registry located at clinicaltrials.gov. Any publication of the Combination Therapy Clinical Data will be in accordance with the terms of this Agreement and the Protocol. The initial publication of the Combination Therapy Clinical Data will be a joint publication of both Parties, in a substance and form to be agreed by and through the JSC and in accordance with the strategy approved by the JEC; provided that the JSC representatives may not unreasonably withhold, condition or delay their consent to such substance or form.

(b)Publication. Subject to Section 12.2(a), each Party shall use Commercially Reasonable Efforts to publish scientific paper, letter or any other manuscript in a scientific journal or present any abstract, poster, talk or any other presentation, in either case related to the Combination Therapy Clinical Data (each, a “Publication”) in accordance with accepted scientific practice and the procedures set forth in this Section 12.2(b). The Party proposing to publish or present a Publication shall deliver to the other Party a copy of the proposed Publication: (i) for abstracts, posters or slide presentations, at least [*****] prior to submission (in the case of abstracts) or first public presentation (in the case of posters and slide presentations); and (ii) at least [*****] in advance of first submission and each subsequent submission in the case of scientific papers, letters or any other manuscripts; or (iii) within such other timeframe as the Parties may agree. The reviewing Party shall determine whether any of its Confidential Information [*****] that may be disclosed in such Publication should be modified or deleted, whether to file a Patent application on any Affimed Invention (solely with respect to Affimed) or Artiva Product Invention (solely with respect to Artiva) or Joint Collaboration Invention disclosed therein. The presentation or submission of such Publication shall be delayed for an additional [*****] if a reviewing Party reasonably requests such extension to allow time for the preparation and filing of relevant Patent applications. If a reviewing Party reasonably requests modifications to the Publication to prevent the disclosure of such Party’s Confidential Information, the publishing Party shall remove such information prior to the presentation or submission of such Publication. The Parties shall work in good faith and in a timely manner to resolve any disagreement as to the content, timing, and/or venue or forum for such Publication. Authorship of any Publication shall be determined based on the accepted standards used in peer-reviewed academic journals at the time of the proposed publication or presentation.

12.3Acknowledgements. Each Party agrees to identify and acknowledge the other Party’s support in any press release and any Publication.

13.	REPRESENTATIONS, WARRANTIES AND COVENANTS; DISCLAIMERS.

13.1Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date:

(a)it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder;

(b)it has the full right and authority to enter into this Agreement and to perform all of its obligations hereunder;

(c)it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(d)it has taken all other action necessary to authorize such execution, delivery and performance as required by Applicable Law, its certificate of incorporation, by-laws or other organizational documents or any agreement to which it is a party or to which it may be subject;

(e)this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

(f)it is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement;

(g)neither the execution and delivery of this Agreement nor the performance hereof by it requires it to obtain any permits, authorizations or consents from any governmental authority (other than any Regulatory Approvals) or from any other person, firm or corporation, and such execution, delivery and performance will not result in the breach of or give rise to any right of termination, rescission, renegotiation or acceleration under, or trigger any other rights under, any agreement or contract to which it is a party or to which it may be subject that relates to Affimed Background Technology in the case of Affimed, or to Artiva Background Technology in the case of Artiva;

(h)[*****];

(i)[*****]; and

(j)to the best of its knowledge:

(i)[*****]; and

(ii)[*****].

13.2Covenants.

(a)Compliance. Each Party hereby covenants to the other Party that it shall carry out (i) the Development and Promotion of the Combination Therapy, (ii) Commercialization of its Product and (iii) its other obligations or activities hereunder in accordance with: (A) the terms of this Agreement, the Development Plan, the Combination Therapy Promotion Plan and the Related Agreements and (B) all Applicable Laws and Regulatory Approvals. Without limiting the foregoing, each Party shall (x) maintain appropriate policies, practices and procedures to ensure its compliance with all applicable Healthcare Laws, and (y) track and report to applicable Regulatory Authorities information relating to pricing and/or transfers of value to healthcare providers, teaching hospitals and other Third Parties with respect to its activities and/or operations regarding the applicable Product Commercialized by or on behalf of such Party.

(b)No Debarment. Neither Party nor any of its Affiliates shall use in any capacity, in connection with the performance of its obligations under this Agreement, any person or entity that has been Debarred. Each Party agrees to inform the other Party in writing promptly if it learns that it or any person or entity that is performing activities in connection with this Agreement is Debarred or is subject to Debarment or, to the notifying Party’s knowledge, if Debarment of the notifying Party or any person or entity used in any capacity by such Party or any of its Affiliates in connection with the performance of its other obligations under this Agreement, is threatened.

(c)FCPA. Each Party hereby covenants to the other Party, on behalf of itself and its officers, directors, employees, Affiliates and agents, that, in connection with the matters that are the subject of this Agreement, and the performance of its obligations hereunder, it shall (i) comply with the U.S. Foreign Corrupt Practices Act (to extent applicable), as amended, and any other Applicable Law relating to or concerning public or commercial bribery or corruption and its applicable anti-corruption policies and (ii) not take any action that will cause the other Party or its Affiliates to be in violation of any such laws or policies.

(d)No Conflicts. During the Term, neither Party shall, or shall allow its Affiliates to, enter into any agreement granting a license or other right that is inconsistent with the rights granted to the other Party under this Agreement.

13.3Disclaimers.

(a)Combination Therapy Trials. Neither Party makes any assurances that the Combination Therapy Trials will lead to any particular result. Each Party acknowledges that the success of the Combination Therapy Trials is not guaranteed. Neither Party accepts any liability for any use that the other Party may make of the Combination Therapy Clinical Data nor for advice or information given in connection therewith.

(b)General. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON

BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

14.	INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE.

14.1Indemnification by Affimed. Affimed shall defend, indemnify and hold harmless Artiva, its Affiliates, and its and their employees, directors, subcontractors and agents (collectively, the “Artiva Indemnitees”) from and against any liabilities, damages, settlements, penalties, fines, reasonable costs and expenses (including, reasonable attorneys’ fees and other expenses of litigation) (collectively, “Losses”) resulting from Third Party suits, claims, actions, allegations and demands (each, a “Third Party Claim”) against an Artiva Indemnitee to the extent that they arise or result from: (a) the negligence or willful misconduct by any Affimed Indemnitee in connection with this Agreement, (b) a breach by Affimed of any of its representations, warranties, covenants or other obligations of Affimed under this Agreement, (c) any Later Imposed Withholding (subject to Section 9.4(b)), (d) any injury to a subject in the Combination Therapy Trial to the extent attributable to the Affimed Product, (e) any injury to a customer or end-user of Combination Therapy to the extent attributable to the Affimed Product or (f) the use by Affimed, its Affiliates, contractors or licensees of Combination Therapy Clinical Data, Affimed Inventions, or Joint Technology (including Joint Patents); but excluding, in each case (of (a) through (f)), any such Losses to the extent arising or resulting from a cause or event for which Artiva is obligated to indemnify the Affimed Indemnitees pursuant to Section 14.2.

14.2Indemnification by Artiva. Artiva shall defend, indemnify and hold harmless Affimed, its Affiliates, and its and their employees, directors, subcontractors and agents (collectively, the “Affimed Indemnitees”) from and against any Losses resulting from Third Party Claims against an Affimed Indemnitee to the extent that they arise or result from: (a) the negligence or willful misconduct by any Artiva Indemnitee in connection with this Agreement, (b) a breach by Artiva of any of its representations, warranties, covenants or other obligations of Artiva under this Agreement, (c) any Later Imposed Withholding (subject to Section 9.4(b)) (d) any injury to a subject in the Combination Therapy Trial to the extent attributable to the Artiva Product, (e) any injury to a customer or end-user of Combination Therapy to the extent attributable to the Artiva Product or (f) the use by Artiva, its Affiliates, contractors or licensees of Combination Therapy Clinical Data, Artiva Product Inventions, or Joint Technology (including Joint Patents); but excluding, in each case (of (a) through (f)), any such Losses to the extent arising or resulting from a cause or event for which Affimed is obligated to indemnify the Artiva Indemnitees pursuant to Section 14.1.

14.3Procedure. Each Party’s indemnification obligations under Section 14.1 and Section 14.2 are conditioned upon the Party seeking indemnification (the “Indemnitee”) delivering a written notice to the other Party (the “Indemnitor”) of any applicable Third Party Claim subject to indemnification hereunder promptly after the Indemnitee becomes aware of such Third Party Claim. The Indemnitor will have no indemnification obligations hereunder to the extent materially prejudiced by any delay by the Indemnitee in providing such notice. The Indemnitor will have the sole right to defend or settle (subject to the remainder of this Section 14.3) any Third Party Claim (using counsel reasonably satisfactory to the Indemnitee). The Indemnitee will cooperate fully with Indemnitor in connection therewith, at the Indemnitor’s expense. The

Indemnitee may participate in (but not control) the defense thereof at its sole cost and expense. The Indemnitor shall keep the Indemnitee advised of the status of the Third Party Claim and the defense thereof and shall reasonably consider recommendations made by the Indemnitee with respect thereto. The Indemnitee shall not agree to any settlement of any Third Party Claim without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, delayed or conditioned. The Indemnitor shall not agree to any settlement of any Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnitee from all liability with respect thereto or that imposes any liability or obligation on the Indemnitee without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, delayed or conditioned.

14.4Limitation of Liability. EXCEPT WITH RESPECT TO (a) CLAIMS INDEMNIFIABLE UNDER SECTION 14.1 AND SECTION 14.2, (b) BREACH OF ARTICLE 11 OR (c) INSTANCES OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING LOSS OF PROFITS OR ANTICIPATED SALES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.5Insurance. As long as any Combination Therapy is being clinically tested in human subjects, each Party shall place and maintain public and general liability insurance with a limit of [*****]. There will be separate insurance coverage for Clinical Trials on a so-called non-fault basis. Such policy will be placed for the entire duration of any Combination Therapy Trial until its termination. Thereafter there will be an extended reporting period of at least five (5) years, which will allow the study subject to make a claim directly with the respective insurer. The study subject only has to proof a causal relationship between the study and the bodily suffering rather than any kind of negligence of any of the involved parties. Upon start of Commercialization, the Parties agree to extend the liability coverage and place products liability insurance with an appropriate limit or what is legally required. Such insurance does not create a limit of either Party’s liability with respect to its indemnification obligations under this Article 14. Each Party shall provide the other Party with a certificate of insurance evidencing such Party’s compliance with this Section 14.5 upon request. Each Party’s liability policy shall include the other Party as an additional insured. Each Party shall provide the other with a prior written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance which materially adversely affects the rights of the other Party hereunder. All required insurance policies of each Party must have a minimum “A-” AM Bests rating.

15.	TERM AND TERMINATION.

15.1Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the expiration of the last Agreement Payment Term in the Territory, unless terminated earlier by either Party pursuant to this Article 15 or by written agreement of the Parties (“Term”).

15.2Termination for Material Breach. Either Party may terminate this Agreement if the other Party commits a breach of its material obligation under this Agreement, and such material breach is not cured by the breaching Party within [*****] after the breaching Party’s receipt of written notice thereof from the non-breaching Party.

15.3Termination for Insolvency. If, at any time during the Term, (a) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within [*****] after the commencement thereof, (b) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for either Party’s business, or (e) a substantial portion of either Party’s business is subject to attachment or similar process (each of ((a) through (e)), a “Bankruptcy Event”); then, in any case of a Bankruptcy Event, the other Party may terminate this Agreement immediately upon written notice to the extent permitted under Applicable Law. All rights and licenses granted under or pursuant to this Agreement by each Party to the other Party, as applicable, are and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Article 101(35A) of the Bankruptcy Code. The Parties agree that each Party, as a licensee of such intellectual property rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property rights licensed to such Party under this Agreement and all embodiments of such intellectual property rights, which, if not already in such Party’s possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon such Party’s written request therefor, unless the Party in the bankruptcy proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i), following the rejection of this Agreement in the bankruptcy proceeding, upon written request therefor by the other Party.

15.4Termination for Failure to Meet Specified Endpoints. If the Clinical Trial involving the Artiva Product [*****] fails to (i) meet safety or tolerability endpoints or (ii) pass a futility assessment, [*****], Affimed may terminate this Agreement upon [*****] prior written notice to Artiva. [*****].

15.5Effects of Termination.

(a)Termination of Licenses. Upon any termination of this Agreement, the licenses granted by a Party to the other Party under Section 4.1 shall terminate as of the effective date of such termination.

(b)Return or Destruction of Materials, Confidential Information and Artiva Products. Upon any expiration or termination of this Agreement: (i) each Party shall return or destroy the other Party’s Materials in its possession in accordance with Section 5.11(b); (ii) each Party shall return or destroy the other Party’s Confidential Information in accordance with

Section 11.6; and (iii) to the extent applicable, Affimed shall return or destroy any Artiva Product in accordance with Section 11.6.

(c)Wind Down. Upon receipt by either Party of a termination notice of this Agreement, the Parties shall use reasonable efforts to wind down activities under this Agreement in a reasonable manner, including with respect to any ongoing Combination Therapy Clinical Trials. The terminating Party shall submit to the other Party, and the Parties shall discuss and agree, a proposed wind-down, setting forth the tasks reasonably necessary or required in connection with the orderly termination of any ongoing Combination Therapy Clinical Trials and the proper plan for managing the patients enrolled in such trials, including actions reasonably necessary to safely close out such trials, or required by Applicable Laws.

(d)Survival. Any expiration or termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such expiration or termination, has already accrued to such Party or which is attributable to a period prior to such expiration or termination. Without limiting the generality of the foregoing, the following provisions shall survive any termination or expiration of this Agreement: Article 10, Article 11, Article 12, Article 14, Article 17 and Article 18; and (ii) Section 3.1(b), Section 3.1(c), Section 4.2, Section 5.11, Sections 9.3 to 9.7 and Section 15.5.

16.	OPT-OUT

16.1Opt-Out. Either Party may opt out of the further Development and Promotion of the Combination Therapy with [*****]’ prior written notice to the other Party at any time during the following periods:

(a)[*****]

(b)[*****].

16.2Right to Continue Development or Promotion of the Combination Therapy.

(a)Artiva’s Right to Continue. In case of an opt-out by Affimed pursuant to Section 16.1, Artiva shall have the right, at its election in its sole discretion, to continue Development and Promotion of the Combination Therapy in the Field in the Territory at its sole cost. [*****].

(b)Affimed’s Right to Continue. In case of an opt-out by Artiva pursuant to Section 16.1, Affimed shall have the right, at its election in its sole discretion, to continue Development and Promotion of the Combination Therapy in the Field in the Territory at its sole cost. [*****].

17.	DISPUTE RESOLUTION.

17.1Disputes. Except as otherwise provided under Section 3.5, if the Parties, in consultation with each Party’s Alliance Managers, are unable to resolve any a dispute, controversy or claim of any nature whatsoever arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, (each, a “Dispute”), either Party may, by written notice to the other, have such Dispute referred to the Executive Officers of each of Artiva and Affimed for attempted resolution by good faith negotiations within [*****] Business Days after such notice is received. In such event, the Parties shall cause their Executive Officers or their designees to meet and be available to attempt to resolve such issue. If the Parties are unable to resolve any Dispute under this Section 17.1, or if the JEC is unable to resolve any Dispute relating to any Unanimous Matter pursuant to Section 3.5, either Party shall have the right to commence arbitration as set forth in Section 17.2. Any dispute concerning the commencement of the arbitration shall be finally settled by the arbitrators.

17.2Arbitration. All Disputes shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with the said Rules. The seat, or legal place of the arbitration shall be Geneva, Switzerland. The language of the arbitration shall be English. The law applicable to the substance of the Disputes is the law chosen by the Parties in Section 18.1 of this Agreement.

17.3Confidentiality. Except for purposes of confirming or challenging an award, or court proceedings to obtain interim relief, any and all activities conducted under this Article 17, including any proceedings, submissions and decisions hereunder, will be deemed Confidential Information of each of the Parties, and will be subject to Article 11, to the extent applicable in accordance with Applicable Law.

17.4Continued Performance. Provided that this Agreement has not terminated, the Parties agree to continue performing under this Agreement in accordance with its provisions, pending the final resolution of any Dispute.

18.	GENERAL PROVISIONS.

18.1Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

18.2Assignment. Neither Party may assign or otherwise transfer, in whole or in part, this Agreement without the prior written consent of the other Party, such approval not to be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may assign this Agreement, in whole or in part, without the other Party’s prior written consent, to (a) an Affiliate or (b) to a successor in interest by way of merger, consolidation or sale of all or substantially all of the assets of such Party to which this Agreement relates. This Agreement may only be assigned together with the Related Agreements. Any attempted assignment of this Agreement not in compliance with this Section 18.2 shall be null and void. No assignment shall relieve either Party of the performance of any accrued obligation that such Party may then have under this Agreement. This Agreement shall inure to the benefit of and be binding upon each Party, its successors and permitted assigns.

18.3Use of Name. Except as expressly provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement. Notwithstanding the foregoing, consistent with applicable copyright and other laws, each Party may use, refer to, and disseminate reprints of scientific, medical and other published articles and materials from journals, conferences or symposia relating to the Combination Therapy Trials which disclose the name of a Party, provided that such use does not constitute an endorsement of any commercial product or service by the other Party.

18.4Force Majeure. Neither Party shall be liable to the other Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, or governmental acts or restriction, or other cause that is beyond the reasonable control of the affected Party, and occurring without the affected Party’s fault or negligence. The Party affected by such force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and shall use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

18.5Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, then such provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement. The remainder of this Agreement will remain in full force and effect, unless the severed provision is essential and material to the rights or benefits received by either Party. In such event, the Parties will negotiate, in good faith, and substitute a valid and enforceable provision or agreement that most nearly implements the Parties’ original intent in entering into this Agreement.

18.6Waiver. No failure or delay of a Party to insist upon strict performance of any of its rights or powers under this Agreement shall operate as a waiver thereof, nor shall any other single or partial exercise of such right or power preclude any other further exercise of any rights or remedies provided by law. No waiver by a Party of a particular provision, right or remedy shall be effective unless in writing and signed by an authorized representative of such Party.

18.7Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall make specific reference to this Agreement and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 18.7, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable overnight delivery service, (b) on the day of sending by facsimile or email (with documented confirmation of receipt), if followed by mailing by first class certified or registered mail, postage prepaid, return receipt requested or sent by a reputable overnight delivery service or (c) five (5) days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

If to Artiva, to:

Artiva Biotherapeutics, Inc.
5505 Morehouse Drive, Suite 100
San Diego, CA 92121, USA
Attn: [*****]
Email: [*****]

If to Affimed, to:

Affimed GmbH
Im Neuenheimer Feld 582
69120 Heidelberg, Germany
Attn: [*****]
Email: [*****]

18.8Relationship of the Parties. The relationship between the Parties is and shall be that of independent contractors, and does not and shall not constitute a partnership, joint venture, agency or fiduciary relationship. The Parties do not intend this Agreement or the transactions and obligations contemplated herein to constitute a partnership for any US federal or applicable state, local or non-U.S. income tax purposes. Neither Party shall have the authority to make any statements, representations or commitments of any kind, enter into contracts or take any actions, which are binding on the other Party, except with the prior written consent of the other Party to do so. All persons employed by a Party will be the employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

18.9Further Assurance. Each Party shall, and shall use all reasonable endeavors to procure that any necessary Third Party shall, promptly execute and deliver such further documents and do such further acts as may be required for the purpose of giving full effect to this Agreement.

18.10Injunctive Relief. Each Party hereby acknowledges and agrees that in the event of the other Party’s actual or threatened breach of any provision of this Agreement relating to the Materials, Confidential Information and/or intellectual property rights (including, Section 5.11, Article 10 and Article 11), the non-breaching Party would suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate the non-breaching Party for such injury. Accordingly, notwithstanding anything to the contrary provided in this Agreement, each Party agrees that the non-breaching Party shall have the right to enforce this Agreement and any of such provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the non-breaching Party may have for a breach of this Agreement.

18.11Headings; Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Articles, Sections and Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “will” shall be construed to have the same meaning and effect as the word “shall” wherever context requires; (d) the words “hereof,” “herein,” “hereby” or other similar words refer to this Agreement (including any Exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or”; (f) words of any gender include the other gender; (g) words using the singular or plural number also include the plural or singular number, respectively; (h) references to any Applicable Law, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement Applicable Law thereto; and (i) neither Party or its Affiliates shall be deemed to be acting “on behalf of” or “under authority of” the other Party under this Agreement. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

18.12No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

18.13Entire Agreement; Amendment. This Agreement (together with all Exhibits attached hereto and the Related Agreements, each of which is incorporated herein by this reference) constitutes the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements, negotiations, arrangements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. For clarity, this Agreement supersedes Section 5.5 and Section 5.7 of the Prior Collaboration Agreement solely as applicable to the Joint Background Patents. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless in writing and signed by the respective authorized officers of the Parties.

18.14Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts (whether delivered by email via .PDF format, facsimile or otherwise), each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party. This Agreement may be executed by signatures on an electronic image (such as .PDF or .JPG format) and electronic signatures, all of which shall have the same force and effect as original signatures.

[Signature page follows]

IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Agreement as of the Effective Date.

AFFIMED GMBH		ARTIVA BIOTHERAPEUTICS, INC.

By:	/s/ Adi Hoess	By:	/s/ Fred Aslan
Name:	Dr. Adi Hoess	Name:	Dr. Fred Aslan
Title:	CEO	Title:	CEO

By:	/s/ Wolfgang Fischer
Name:	Dr. Wolfgang Fischer
Title:	COO

SIGNATURE PAGE TO COLLABORATION AGREEMENT

[*****]

Exhibit 1.9

Affimed Product

The tetravalent antibody construct bispecific for CD30 and CD16A that specifically targets CD30 on Hodgkin lymphoma cells and other lymphomas, and recruits and activates CD16A-positive innate immune cells, such as natural killer cells, referred to by Affimed as AFM13.

Exhibit 1.21

Existing Artiva Background Patents

Title	Application No.	Filing Date
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]

Exhibit 1.24

Artiva Product

A non-genetically modified, ex-vivo expanded, umbilical cord blood-derived, allogeneic NK cell therapy referred to by Artiva as AB-101.

Exhibit 1.94

Joint Background Patents

Title	Application No.	Filing Date
[*****]	[*****]	[*****]
[*****]	[*****]	[*****]

[*****]

Annex to Exhibit 5.1(b)

Clinical Study Protocol Concept Sheet

CLINICAL STUDY PROTOCOL CONCEPT SHEET

-  [*****]-  [*****]

-  [*****]-  [*****]

-  [*****]-  [*****]

-  [*****]-  [*****]

-  [*****]-  [*****]

-  [*****]-  [*****]

-  [*****]-  [*****]

-  [*****]-  [*****]

[*****]

SPONSOR SIGNATORY

[*****]

- [*****]	- [*****]	- [*****]
- [*****]	- [*****]	- [*****]

1.	OVERALL RATIONALE FOR THE STUDY

[*****]

2.	[*****]

[*****]

Table 1:	[*****]

[*****]

Table 2:	[*****]

[*****]

3.	[*****]

[*****]

Exhibit 5.3(c)

Responsibility Matrix

[*****]

[*****]

Exhibit 9.2(c)

Baseball Arbitration

If the Parties cannot agree, following escalation to the Executive Officers, on the Agreement Payment pursuant to Section 9.2(c) (such dispute, an “Expert Matter”), at the request of either Party by written notice to the other Party, such Expert Matter will be resolved through binding “baseball” arbitration pursuant to this Exhibit 9.2(c) rather than pursuant to the procedures under Section 17.2. If the Expert Matter is not resolved within [*****] after referral to the Parties’ Executive Officers, then either Party may send the other Party a written notice requesting to resolve the Expert Matter by using an independent investment banker who shall have no less than ten (10) years of experience in the biotechnology or pharmaceutical industry and relevant expertise and experience with respect to the Expert Matter (“Expert”) and shall be selected by mutual agreement of the Parties. If the Parties are unable to agree upon an Expert within [*****] after a Party gives the written notice requesting expert resolution, then each Party will have [*****] to choose a single independent expert meeting the Expert criteria, and the Parties shall instruct such experts to use best efforts to mutually select, within [*****] following the selection of the second of such experts, an independent third expert who meets such criteria to be the Expert. Within [*****] after appointment of the Expert, each Party shall submit to the Expert, with a copy to the other Party, one (1) proposal for resolving the applicable Expert Matter, including the proposed Agreement Payment and a reasonably detailed analysis of the model prepared by such Party taking into account the factors described in Section 9.2(c) to determine the proposed Agreement Payment. The Expert will be instructed to select one Party’s proposal no later than [*****] following the receipt of both Parties’ proposals and to select the proposal that he or she determines is the most commercially reasonable under the circumstances and best gives effect to the intent of the Parties to effect the Agreed Value under this Agreement. The Expert shall select only one (1) of the proposals submitted by the Parties (without making any changes to such proposal) and shall render such proposal as the Expert’s final decision. Notwithstanding anything to the contrary in this Agreement, the Expert shall not have the authority to render any decision other than selecting one (1) proposal submitted by a Party pursuant to this Exhibit 9.2(c). The Expert’s decision shall be final and binding on the Parties. The out-of-pocket costs of the Expert in making the determination pursuant to this Exhibit 9.2(c) shall be shared equally by the Parties, regardless of the outcome of the determination. All activities undertaken by the Expert will be conducted subject to obligations of confidentiality no less restrictive than those set forth in Article 11. Further, the Parties acknowledge and agree that their respective proposals and all information exchanged in connection with the expert proceedings, and the conduct of such proceedings and any information produced thereunder shall be Confidential Information under this Agreement and subject to the provisions of Article 11.

Exhibit 12.1

Press Release

Affimed and Artiva Biotherapeutics Announce Partnership to Advance Combination Therapy of Innate Cell Engager (ICE®) AFM13

and Off-the-Shelf Allogeneic NK Cell Therapy AB-101

·	Companies to combine their clinical programs (AFM13, AB-101) to address high unmet need of CD30-positive lymphoma patients
·	Affimed’s AFM13 in combination with cord blood-derived NK cells demonstrated exceptionally high response rates in relapsed and refractory CD30-positive lymphoma patients
·

AB-101 is a clinical-stage, cryopreserved, off-the shelf, non-genetically modified, allogeneic cord blood-derived NK cell manufactured at large scale via Artiva’s AlloNKTM platform as a universal ADCC-enhancing cell therapy

·	In preclinical studies, the combination of AFM13 and AB-101 demonstrated potent anti-tumor activity
·	An investigational new drug (IND) submission to the U.S. Food and Drug Administration (FDA) is planned for the first half of 2023
·	Affimed to receive 67% of the combination therapy revenues, and Artiva to receive 33%
·	Companies to host conference call/webcast later today at 10:30 am EDT

San Diego and Heidelberg, Germany, November X, 2022 - Affimed N.V. (Nasdaq: AFMD) (“Affimed”), and Artiva Biotherapeutics Inc. (“Artiva”), both immuno-oncology companies focused on developing and commercializing therapies utilizing the innate immune system, today announced a new strategic partnership to jointly develop, manufacture, and commercialize a combination therapy comprised of Affimed’s Innate Cell Engager (ICE®) AFM13 and Artiva’s cord blood-derived, cryopreserved off-the-shelf allogeneic NK cell product candidate, AB-101.

Affimed submitted a pre-IND meeting request for the AFM13 and AB-101 combination to the FDA requesting feedback on the clinical trial design in relapsed/refractory (r/r) Hodgkin lymphoma (HL) with an exploratory arm evaluating the combination in selected subtypes of r/r CD30-positive peripheral T-cell lymphoma (PTCL) and potential path to registration. FDA responded to this request and guided to providing feedback by Q1 2023.

This clinical agreement follows the parties’ existing two-year preclinical collaboration to assess combining elements of the companies’ respective platforms in the generation of targeted, off-the-shelf allogeneic NK cell therapies.

“Based on the compelling clinical data we have generated for AFM13 in combination with NK cells, we are committed to finding the fastest path to bringing this potentially life-changing treatment to lymphoma patients,” said Dr. Adi Hoess, CEO of Affimed. “The allogeneic NK field is still at a nascent stage, and we selected Artiva because of their commercially-viable production process that can support a multicenter clinical trial and potentially enable a path to registration.”

"We are developing AB-101 as a universal ADCC enhancer when combined with monoclonal antibodies and NK cell engagers,” said Dr. Fred Aslan, CEO of Artiva. “The data Affimed has generated to date with AFM13 in combination with cord blood-derived NK cells in a patient population with great unmet need is very compelling, and we are excited to partner with Affimed on what could become one of the first approvals for an allogeneic NK cell therapy-based regimen.”

AFM13 is currently being investigated in combination with allogeneic cord blood-derived NK cells (CBNK) in an investigator-sponsored study together with The University of Texas MD Anderson Cancer Center. Data from this study published earlier today for presentation at the 64th ASH Annual Meeting and Exposition demonstrated that all 24 patients in the recommended Phase 2 dose cohort responded (overall response rate of 100%) and showed a complete response rate of 70.8%. The combination was well tolerated with few infusion-related reactions and without cytokine release syndrome, immune effector cell-associated neurotoxicity syndrome, or graft versus host disease.

The Affimed-Artiva partnership aims to expedite further development of the combination therapy in CD30-positive lymphoma patients who have exhausted other treatment options. AB-101 has already completed a monotherapy safety cohort in an initial Phase 1 trial and is currently being assessed in combination with the anti-CD20 monoclonal antibody, rituximab, in patients with relapsed or refractory non-Hodgkin lymphoma (NHL). Preclinical results investigating the combination of AFM13 and AB-101 have further demonstrated enhanced anti-tumor activity. The companies plan to file an IND for the program in relapsed/refractory CD30-positive lymphoma patients during the first half of 2023.

Under the terms of the agreement, Affimed and Artiva will pursue the development of the AFM13/AB-101 combination treatment in the United States on a co-exclusive basis. Affimed will lead regulatory activities through the Phase 2 and any confirmatory studies. Affimed will be responsible for funding clinical study costs through Phase 2, while Artiva will be responsible for the costs of supplying AB-101 and IL-2 for such studies. Following a potential accelerated approval, the companies will share confirmatory study costs on a 50/50 basis.

Both companies will retain commercialization and distribution rights and book sales for their respective products. Affimed will be responsible for promotional activities and expenses of the combination therapy. Pursuant to the agreement, revenues from the combination will be shared, with Affimed receiving 67% of the combination therapy revenue and Artiva receiving 33%.

Conference Call/Webcast Details

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About AFM13

AFM13 is a first-in-class innate cell engager (ICE®) that uniquely activates the innate immune system to destroy CD30-positive hematologic tumors. AFM13 induces specific and selective killing of CD30-positive tumor cells, leveraging the power of the innate immune system by engaging and activating natural killer (NK) cells and macrophages. AFM13 is Affimed’s most advanced ICE® clinical program and is currently being evaluated as a monotherapy in a registration-directed trial in patients with relapsed/refractory peripheral T-cell lymphoma or transformed mycosis fungoides (REDIRECT). Additional details can be found at www.clinicaltrials.gov (NCT04101331).

About AB-101

AB-101 is a cord blood-derived, allogeneic, cryopreserved, ADCC-enhancing NK cell therapy candidate for use in combination with monoclonal antibodies or innate-cell engagers. Artiva selects cord blood units with the high affinity variant of the receptor CD16 and a KIR-B haplotype for enhanced product activity. Artiva can generate thousands of doses of pure, cryopreserved, infusion-ready NK cells from a single umbilical cord blood unit while retaining the high and consistent expression of CD16 without the need for engineering. Artiva is conducting a Phase 1/2 multicenter clinical trial (ClinicalTrials.gov Identifier: NCT04673617) to assess the safety and clinical activity of AB-101 alone and in combination with the anti-CD20 monoclonal antibody, rituximab, in patients with relapsed or refractory B-cell-non-Hodgkin lymphoma (NHL) who have progressed beyond two or more prior lines of therapy.

About Affimed N.V.

Affimed (Nasdaq: AFMD) is a clinical-stage immuno-oncology company committed to give patients back their innate ability to fight cancer by actualizing the untapped potential of the innate immune system. The company’s proprietary ROCK® platform enables a tumor-targeted approach to recognize and kill a range of hematologic and solid tumors, enabling a broad pipeline of wholly-owned and partnered single agent and combination therapy programs. The ROCK® platform predictably generates customized innate cell engager (ICE®) molecules, which use patients’ immune cells to destroy tumor cells. This innovative approach enabled Affimed to become the first company with a clinical-stage ICE®. Headquartered in Heidelberg, Germany, with offices in New York, NY, Affimed is led by an experienced team of biotechnology and pharmaceutical leaders united by a bold vision to stop cancer from ever derailing patients’ lives. For more about the company’s people, pipeline and partners, please visit: www.affimed.com.

About Artiva

Artiva’s mission is to deliver highly effective, off-the-shelf, allogeneic NK cell-based therapies utilizing our Manufacturing-First approach, that are safe and accessible to cancer patients. Artiva’s pipeline includes AB-101, an ADCC enhancer NK-cell therapy candidate for use in combination with monoclonal antibodies or innate-cell engagers. Artiva is currently advancing a

Phase 1/2 clinical trial of AB-101 in combination with rituximab for the treatment of relapsed or refractory B-cell lymphomas. Artiva’s pipeline also includes AB-201, an anti-HER2 CAR-NK cell therapy candidate for the treatment of HER2-overexpressing tumors, such as breast, gastric, and bladder cancers, and for which an IND has been allowed by FDA, and a pipeline of CAR-NK candidates targeting both solid and hematopoietic cancers. Artiva has entered into therapeutic NK cell collaborations with Merck Sharp & Dohme Corp. and with Affimed GmbH. Artiva’s AlloNK™ platform incorporates cell expansion, activation, and engineering technology developed by Artiva’s strategic partner, GC Cell Corporation, a member of the GC family of companies, a leading healthcare company in Korea. Artiva is headquartered in San Diego. For more information, please visit www.artivabio.com.

Affimed Investor Relations Contact

Alexander Fudukidis

Director, Investor Relations

E-Mail: a.fudukidis@affimed.com

Tel.: +1 (917) 436-8102

Affimed Media Contact

Mary Beth Sandin

Vice President, Marketing and Communications

E-Mail: m.sandin@affimed.com

Tel.: +1 (484) 888-8195

Artiva Investor Contact

Michael E. Faerm

Chief Financial Officer

Artiva Biotherapeutics

E-mail: ir@artivabio.com

Artiva Media Contact

Jessica Yingling, Ph.D.

Little Dog Communications Inc.

E-mail: jessica@litldog.com

Tel. +1.858.344.8091

Exhibit 16.2(a)

Continuation Regime Affimed Opt-Out

1.1The Parties shall in good faith agree on a transition plan and timeline to transition into the set-up provided in this Exhibit 16.2(a).

1.2Subject to the further provisions of this Exhibit 16.2(a), Artiva shall have the right to perform all Development and regulatory activities regarding the Combination Therapy in the Territory that are allocated to Affimed pursuant to this Agreement and the Development Plan, at Artiva’s sole cost, with the relevant provisions of Articles 5 and 6 (other than the sharing of costs for the Confirmatory Therapy Trial Activities) and Section 12.2(a) applied vice versa (i.e. [*****]). The Parties shall amend the Development Plan (and the responsibility matrix in Exhibit 5.3(c)) [*****], whereas the activities and responsibilities allocated to Affimed in the Development Plan as of the effective date of the opt-out shall be (at maximum) equivalent in scope to the activities allocated to Artiva in the Development Plan (and the responsibility matrix in Exhibit 5.3(c)) before the effective date of the opt-out (i.e., supplying sufficient quantities of Affimed Products and limited consultancy support).

1.3The JSC shall be dissolved and any remaining alignment on Development and regulatory activities shall be handled through the Alliance Managers, [*****]. Artiva shall have the final decision-making authority except with respect to Unanimous Matters which shall be amended and limited to the following:

1.3.1expand or add any obligations of Affimed, including any costs incurred by Affimed, beyond what Affimed has otherwise agreed in writing;

1.3.2amend or change the Development Plan to include additional Indications;

1.3.3decide any aspect of any Protocol, Regulatory Materials or strategy therefor, or make any other decision, in each case to the extent that it relates to the Affimed Product (including as part of the Combination Therapy), [*****];

1.3.4approving statements within Promotional Materials to the extent they are relating to the Affimed Product (e.g., relating to its efficacy, safety or use) as a monotherapy or as part of the Combination Therapy (and not the Artiva Product); and

1.3.5determining or modifying the In-Scope Adjusted Revenue Tracking Methodology, Demand Projections or Clinical Demand Plan, or modifying the Royalty Payments.

1.4[*****].

1.5[*****]:

1.5.1[*****]

1.5.2[*****].

1.6[*****].

1.7The exclusivities according to Section 4.3(b) and 4.3(c) shall terminate, but the exclusivities according to Section 4.3(a) (subject to the exceptions according to Section 4.3(d)) shall survive for the remaining term of the Agreement.

1.8Artiva shall be solely responsible for all costs associated with the Development of the Combination Therapy (including, for clarity, all costs associated with all Combination Therapy Trials, including the Confirmatory Combination Therapy Trial) in accordance with this Agreement and the Development Plan (as amended according to para. 1.2). [*****].

1.9[*****].

1.10Affimed shall transfer and assign all Regulatory Materials and Regulatory Approvals for the Combination Therapy in its Control to Artiva. Artiva hereby grants Affimed a “right of reference” (as defined in 21 C.F.R. §314.3(b)), or similar “right of reference” as defined in applicable regulations in the relevant jurisdiction, with respect to any Regulatory Materials for the Combination Therapy in the Territory and the Combination Therapy Clinical Data contained therein solely (i) to the extent necessary for Affimed to apply for, obtain and maintain Regulatory Approvals for the Affimed Product either as a monotherapy or in combination with, or as part of a combination therapy with, agents or products other than the Artiva Product, provided that Affimed shall not have any right of reference with respect to any Regulatory Materials for the Combination Therapy in the Territory and the Combination Therapy Clinical Data contained therein for any combination with an NK cell other than the Artiva Product, and (ii) for inclusion in the safety database for the Affimed Product. The “right of reference” granted by Affimed to Artiva according to Section 6.3(b) shall remain in full force and effect without modification; for the avoidance of doubt, also after the effective date of the opt-out, Artiva shall not have any right of reference with respect any Regulatory Materials for the Combination Therapy in the Territory and the Combination Therapy Clinical Data contained therein for any combination with an Innate Cell Engager Technology other than the Affimed Product.

1.11Should Affimed at any time before market launch of the Affimed Product in the Territory decide (in its free discretion) to cease any Development or regulatory activities required for such market launch, then Affimed shall not be in breach of its respective performance obligations (including its Commercially Reasonable Efforts obligations according to Section 5.2 or 6.2(c)), and upon Artiva’s written request, the Parties shall negotiate in good faith the grant of a license by Affimed to Artiva relating to the Affimed Product for the Combination Therapy in the Territory.

1.12The Parties shall amend the Quality Agreement and Pharmacovigilance Agreement to reflect the opt-out and the [*****] as set forth in this Exhibit 16.2(a).

1.13Artiva shall be solely responsible for Promoting the Combination Therapy following the effective date of the opt-out at its own cost and in accordance with the applicable Regulatory Approval for the Combination Therapy. Artiva shall assume all rights and responsibilities of Affimed in respect of the Promotion of the Combination Therapy and any

Promotional Materials according to Article 7; provided that the JCC shall be dissolved, Sections 3.3, 7.2 and 7.4 shall terminate and be of no force and effect, and any (remaining) alignment with Affimed on the Promotion of the Combination Therapy and any Promotional Materials shall be limited to aspects relating to the Affimed Product (including statements in any Promotional Materials relating to the Affimed Product (e.g., relating to its efficacy, safety or use) which shall require Affimed’s approval). Each Party shall continue to be responsible for the Commercialization, filling of orders and booking of sales and revenue for its Product.

1.14[*****].

1.15[*****].

1.16Article 10 shall continue to apply after the effective date of the opt-out, except that [*****].

Exhibit 16.2(b)

Continuation Regime Artiva Opt-Out

1.1The Parties shall in good faith agree on a transition plan and timeline to transition into the set-up provided in this Exhibit 16.2(b).

1.2The JSC shall be dissolved and any remaining alignment on Development and regulatory activities shall be handled through the Alliance Managers, [*****]. Affimed shall have the final decision-making authority except with respect to Unanimous Matters which shall be amended and limited to the following:

1.2.1expand or add any obligations of Artiva, including any costs incurred by Artiva, beyond what Artiva has otherwise agreed in writing;

1.2.2amend or change the Development Plan to include additional Indications;

1.2.3decide any aspect of any Protocol, Regulatory Materials or strategy therefor, or make any other decision, in each case to the extent that it relates to the Artiva Product (including as part of the Combination Therapy), [*****];

1.2.4approving statements within Promotional Materials solely to the extent they are relating to the Artiva Product (e.g., relating to its efficacy, safety or use) as a monotherapy or as part of the Combination Therapy (and not the Affimed Product); and

1.2.5determining or modifying the In-Scope Adjusted Revenue Tracking Methodology, Demand Projections or Clinical Demand Plan, or modifying the Royalty Payments.

1.3Section 4.2 of the Agreement remains in full force and effect without modification.

1.4[*****].

1.5[*****].

1.6Should Artiva at any time before market launch of the Artiva Product in the Territory decide (in its free discretion) to cease any Development or regulatory activities required for such market launch, then Artiva shall not be in breach of its respective performance obligations (including its Commercially Reasonable Efforts obligations according to Section 5.2 or 6.2(a)), and upon Affimed’s written request, the Parties shall negotiate in good faith the grant of a license by Artiva to Affimed relating to the Artiva Product for the Combination Therapy in the Territory.

1.7[*****].

1.8[*****].

1.9Section 9.2 shall continue to apply, with the Agreed Value pursuant to Section 9.2(c) to be [*****].